SCHEDULE 14C INFORMATION

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SUMMIT GROWTH CORPORATION

(Name of Registrant as Specified In Its Articles)

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SUMMIT GROWTH CORPORATION
c c/o Dalian TOFA New Materials Development Co, Ltd.
No. 18-2-401 Gangjing Garden,
Dandong Street, Zhongshan District
Dalian, Liaoning Province
People’s Republic of China 116001

INFORMATION STATEMENT

Notice of Meeting of Shareholders to Be Held on May 15, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Summary

This Information Statement is being furnished to the holders of outstanding ordinary shares, par value $0.000128 per share, and preference shares, par value $0.000128 per share of Summit Growth Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Company”), as of March 31, 2011 (the "Record Date"), in connection with the following amendments to the Company's Memorandum and Articles of Association (together, the “Charter Amendments”):

1.	By special resolution, to change the name of the Company to TODA International Holdings Inc. (Proposal No. 1); and

2.
By ordinary resolution, to effect a one-for-two (1-for-2) consolidation of the Company's issued and outstanding ordinary shares as of the Record Date and to increase the amount of the Company's  authorized ordinary shares from thirty-nine million sixty-two thousand five hundred (39,062,500) shares to one hundred million (100,000,000) shares. Any fractional shares resulting from the consolidation will be rounded up to the nearest whole share (Proposal No. 2).

The Company’s Board of Directors has scheduled a general meeting, but is not soliciting proxies in connection with the meeting since a small group of the Company’s shareholders, holding approximately 90% of the voting rights of the Company, has indicated to the Company that they intend to vote in favor of the Charter Amendments. The general meeting of shareholders is to be held on May 15, 2011, at 9:00 a.m. local time, at the Company’s principal executive offices located at No. 18-2-401, Gangjing Garden, Dandong Street, Zhongshan District, Dalian, Liaoning Province, China 116001, and at any adjournments thereof.

Background

Effective March 15, 2011, Summit Growth Corporation (“Summit”) and its controlling shareholders entered into a share exchange agreement with Victor Score Limited, a British Virgin Islands business company (“Victor Score”) and its shareholders. Pursuant to the agreement, all of the shareholders of Victor Score exchanged their shares for a total of 32,839,910 ordinary shares and 104,571.95 preference shares of Summit. Each preference share has identical rights as ordinary shares except that each preference share is entitled to 100 votes per share on each matter submitted to for voting the shareholders and each preference share is convertible into 100 ordinary shares.

In addition, pursuant to the transaction, Karl Brenza resigned as President and Chief Executive Officer of Summit and Joseph Rozelle resigned as director of the Company. Chuan-Tao Zheng was appointed Chairman, President, and a director of Summit, Yu-Kai Wang was appointed Chief Technology Officer and a director of Summit, Anthony Zhang was appointed Chief Financial Officer and Secretary, Pi-Jia Liu was appointed Chief Operating Officer, and Yu-Long Wang was appointed an independent director of Summit.

The share exchange agreement was adopted by the unanimous consent of the Board of Directors of both Summit and Victor Score. All of the shareholders (or their representatives) of Victor Score were signatories to the agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. HOWEVER, YOU ARE ENTITLED TO ATTEND THE GENERAL MEETING AND VOTE IN PERSON OR BY PROXY ON THESE MATTERS.

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The cost of this Information Statement will be borne by the Company.  All references to “$” or “dollars” refer to U.S. dollars unless otherwise noted.

This Information Statement is first being sent to shareholders on or about April 25, 2011.

Record Date

The Company’s board of directors, adopted, by unanimous written consent, resolutions (i) recommending the Charter Amendments , and (ii) calling an extraordinary general meeting to be held on May 15, 2011 of the holders of ordinary and preference shares of the Company as of the close of business on the Record Date.

Pursuant to the Company’s Articles of Association and the laws of the Cayman Islands, approval of the Charter Amendments requires the following affirmative vote of the Company’s shareholders:

1.	For Proposal No. 1, two-thirds of the shareholders who vote at a general meeting; and

2.	For Proposal No. 2, a majority of the shareholders who vote at a general meeting.

The Company’s board of directors has scheduled a general meeting, but is not soliciting proxies in connection with the meeting since a small group of the Company’s shareholders, holding approximately 96.75% of the voting rights of the Company, has indicated to the Company that it intends to vote for the Charter Amendments which will take effect upon making the necessary filings with the Cayman Islands Registrar of Companies.  In connection with the execution of the share exchange agreement, these shareholders of the Company appointed  Mr. Zheng as their attorney-in-fact and directed him to vote their shares in favor of the forgoing Charter Amendments. Accordingly, the Company is not soliciting proxies in connection with the meeting and is providing this Information Statement for information purposes only.  However, you are entitled to attend and vote at the meeting or submit your proxy to us to vote on these matters.

Voting Securities

The voting securities of the Company as of the Record Date were its (i) ordinary shares, of which 34,645,610 were issued and outstanding and (ii) preference shares, of which 104,571.95 were issued and outstanding.  All outstanding ordinary shares are entitled to one vote on each matter submitted for voting by the shareholders, and all outstanding preference shares are entitled to 100 votes per share on each matter submitted for voting by the shareholders.

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information with respect to the beneficial ownership of our voting securities, including our Ordinary Shares and our Preference Shares immediately before and after the closing of the transactions contemplated by the Share Exchange Agreement by (i) each security holder known by us to be the beneficial owner of more than 5% of our outstanding securities immediately before and after the closing of the transactions contemplated by the Share Exchange Agreement and (ii) each of our directors and executive officers before and after the closing of the Share Exchange Agreement.

	Before Closing of Share Exchange Agreement			After Closing of Share Exchange Agreement
Name and Address of Beneficial Owner	Number and Title of Shares Beneficially Owned (1)	% Ordinary Shares (2)	% Total Voting Power (2)(4)	Number and Title of Shares Beneficially Owned (1)	% Ordinary Shares (2)	% Preference Shares (2)(3)	% Total Voting Power (2)(4)

5% or greater shareholders

Victor Score Limited (5) c/o Dalian TOFA New Materials Development Co., Ltd No. 18-2-401, Gangjing Garden Dandong Street, Zhongshan District Dalian, Liaoning Province, China	859,375 Ordinary	32.25	32.25	0	0	0	0

Chuan-Tao Zheng (5)(6) c/o Dalian TOFA New Materials Development Co., Ltd No. 18-2-401, Gangjing Garden Dandong Street, Zhongshan District Dalian, Liaoning Province, China	859,375 Ordinary	32.25	32.25	104,571.95 Preference	0	100	23.19

Yu-Kai Wang (7) c/o Dalian Tongda Equipment and Technology Development Co., Ltd. Youjia Village, Xinzhaizi Street Ganjingzi District Dalian, Liaoning Province, China	0	0	0	5,751,452 Ordinary	17.51	0	12.75

Pi Jia Liu (8) c/o Dalian TOFA New Materials Development Co., Ltd No. 18-2-401, Gangjing Garden Dandong Street, Zhongshan District Dalian, Liaoning Province, China	0	0	0	3,137,155 Ordinary	9.55	0	6.96

Karl Brenza (9) Skyline Investors, LLC Dayspring Capital, LLC Maxim Group LLC c/o Maxim Group LLC 405 Lexington Avenue, 2 nd Floor New York, NY 10174	1,666,800 Ordinary	62.53	62.53	1,666,800 Ordinary	5.08	0	3.70

Current and Former Officers and Directors (other than Messrs. Zheng, YK Wang, Liu, and Brenza whose share ownership is referenced under the heading 5% of greater shareholders)

Anthony Zhang (10)	0	0	0	0	0	0	N/A

Joseph Rozelle (11)	0	0	0	0	0	0	*

Yu Long Wang (12)	0	0	0	0	0	0	N/A

All current and former officers and directors as a group (7 persons)	2,566,175	94.77	94.77	104,571.95 Preference	30.47	100	46.59

				10,555,407 Ordinary

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has ownership of and voting power and investment power with respect to our ordinary shares or preference shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)
Based on 2,665,075 ordinary shares issued and outstanding before the consummation of the share exchange and 34,645,610 ordinary shares and 104,571.95 preference shares issued and outstanding immediately after the consummation of the share exchange.

(3)
No preference shares were issued and outstanding before the consummation of the share exchange and 104,571.95 preference shares were issued and outstanding immediately after the consummation of the share exchange. Each preference share is convertible into 100 ordinary shares (subject to customary adjustments for stock splits, combinations, or equity dividends on ordinary shares). Holders of preference shares vote with the holders of ordinary shares on all matters on an “as converted” basis.

(4)
Percentage of Total Voting Power represents total ownership with respect to all shares of our ordinary shares and preference shares, as a single class and on an “as converted” basis giving effect to the 100-for-1 conversion rights of the preference shares.

(5)
On March 15, 2011, Nautilus Global Partners, LLC (“Nautilus”) and Mid-Ocean Consulting Limited (“Mid-Ocean”) entered into a share purchase agreement with Victor Score Limited (“Victor Score”) pursuant to which Victor Score purchased 781,250 and 78,125 ordinary shares of the Company from Nautilus and Mid-Ocean, respectively, for a total of $260,000. Upon consummation of the share exchange, the 859,375 shares Victor Score purchased from Nautilus and Mid-Ocean were cancelled.

(6)
Mr. Zheng is President, sole director and majority shareholder of Victor Score and was deemed to have sole voting and dispositive power with respect to the 859,375 ordinary shares Victor Score purchased from Nautilus and Mid-Ocean that were subsequently cancelled upon consummation of the share exchange. Effective upon consummation of the share exchange, Mr. Zheng became our Chairman, Chief Executive Officer, President and a Director. Mr. Zheng acquired 104,571.95 preference shares in connection with the consummation of the share exchange.

(7)
Effective upon consummation of the share exchange, Mr. YK Wang became our Chief Technology Officer. Additionally, Mr. YK Wang was appointed a director of the Company, such appointment to be deemed effective as of the Effective Date. Mr. YK Wang acquired 5,751,456 ordinary shares in connection with the consummation of the share exchange.

(8)	Effective upon consummation of the share exchange, Mr. Liu became our Chief Operating Officer. Mr. Liu acquired 3,137,155 ordinary shares in connection with the consummation of the share exchange.

(9)
Effective as of November 19, 2010, in connection with the acquisition of 1,500,120 ordinary shares by Skyline Investors, LLC (“Skyline”) and 166,680 ordinary shares by Dayspring Capital, LLC (“Dayspring”), Mr. Brenza became our Chief Executive Officer and President. Mr. Brenza resigned as our Chief Executive Officer and President effective as of the Closing Date. Mr. Brenza does not hold any shares in the Company directly but has sole voting and dispositive power with respect to the shares held by Skyline and Dayspring. Mr. Brenza is a Managing Director of Skyline, Dayspring and Maxim Group LLC, which is deemed the beneficial owner of all of the shares held by Skyline and Dayspring. Mr. Brenza disclaims beneficial ownership of these shares.

(10)	Effective upon consummation of the share exchange, Mr. Zhang became our Chief Financial Officer.

(11)
Effective as of November 19, 2010, in connection with the acquisition by Skyline and Dayspring of an aggregate of 1,666,800 ordinary shares of the Company, Mr. Rozelle resigned as our President and Chief Financial Officer. Effective as of the Closing Date, Mr. Rozelle resigned as our Secretary. He has also submitted his resignation as a director, such resignation to be effective as of the Effective Date. Mr. Rozelle’s address is c/o Nautilus Global Business Partners, 700 Gemini, Suite 100, Houston, TX 77058.

(12)	Mr. YL Wang has been appointed a director of the Company, such appointment to be deemed effective as of the Effective Date.

Other than as set forth herein, there are currently no arrangements which may result in a change in control of the Company.

Quorum

Shareholders holding at least a majority of the paid up voting share capital of the Company must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

Meeting Date

NOTICE IS HEREBY GIVEN that the general meeting of shareholders will be held on May 15, 2011, at 9:00 a.m. local time, at the Company’s principal executive offices located at No. 18-2-401, Gangjing Garden, Dandong Street, Zhongshan District, Dalian, Liaoning Province, China 116001, and at any adjournments thereof.

Resolutions Passed and Votes Required

Pursuant to the Company’s Articles of Association and the laws of the Cayman Islands, approval of the Charter Amendments requires the following affirmative vote of the Company’s shareholders:

1.	For Proposal No. 1, two-thirds of the shareholders who vote in person or by proxy at a general meeting; and

2.	For Proposal No. 2, a majority of the shareholders who vote in person or by proxy at a general meeting.

Appraisal or Similar Rights

No action is proposed herein for which the laws of the Cayman Islands or the Articles of Association of the Company provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s shares.

PROPOSAL NO. 1

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION
 TO CHANGE THE NAME OF THE CORPORATION

A small group of shareholders controlling approximately 96.75% of the voting rights of the Company has indicated to the Company that it intends to vote in favor of the amendment to the Company’s Articles to change the name of the Company from “Summit Growth Corporation” to “TODA International Holdings Inc.”  Accordingly, the Company is not seeking proxies from shareholders and is providing this notice for information purposes only. However, shareholders are entitled to attend and vote at the meeting or to submit a proxy to vote on this matter.

Reasons for Amendment

On March 15, 2011, the Company and its then controlling shareholders entered into a share exchange agreement with Victor Score Limited, a British Virgin Islands business company (“Victor Score”), and its shareholders.  Victor Score, through its indirect variable interest entities, Dalian TOFA New Materials Development Co., Ltd. (“TOFA”) and Dalian Tongda Equipment and Technology (“Tongda”), manufactures and develops bimetallic materials for sale throughout China and abroad. Pursuant the share exchange agreement, all of the shareholders of Victor Score exchanged their shares for a total of 32,839,910 ordinary shares and 104,571.95 preference shares of Summit. Each preference share has identical rights as ordinary shares except that each preference share is entitled to 100 votes on matters submitted to a vote of shareholders and is convertible into 100 ordinary shares. As a result of the share exchange Victor Score became a wholly owned subsidiary of the Company.

The proposed corporate name change from “Summit Growth Corporation” to “TODA International Holdings Inc.” would more clearly identify the Company’s business with that of its Chinese operating subsidiaries as a manufacturer and developer of bimetallic materials in China.

The Company has determined that shareholders holding the necessary number of votes to approve the foregoing proposal will vote in favor of its adoption.  Accordingly, the Company is sending this Information Statement to you as a matter of regulatory compliance.  This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY.  HOWEVER, YOU ARE ENTITLED TO ATTEND THE MEETING AND VOTE IN PERSON OR BY PROXY.

PROPOSAL NO. 2

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION
 TO CONSOLIDATE AND INCREASE THE COMPANY’S SHARE CAPITAL

A small group of shareholders controlling approximately 96.75% of the voting rights of the Company has indicated to the Company that it intends to vote in favor of a one-for-two (1-for-2) consolidation of the Company's issued and outstanding ordinary shares as of the Record Date and to increase the amount of the Company's authorized ordinary shares from thirty-nine million sixty-two thousand five hundred (39,062,500) shares to one hundred million (100,000,000) shares. Accordingly, the Company is not seeking proxies from shareholders and is providing this notice for information purposes only. However, shareholders are entitled to attend and vote at the meeting or to submit a proxy to vote on this matter.

Reasons for Amendment

The Company’s board of directors believes that the proposed amendments to the Company’s share capital will allow the Company’s existing holder of preference shares to convert its preference shares into ordinary shares of the Company and make the Company’s share capital structure more attractive to prospective business venture partners or future investors.  The conversion of the preference shares would simplify the Company’s capital structure and the board of directors believes that increasing the Company’s authorized share capital will provide the Company with greater flexibility to pursue acquisition candidates, fundraising opportunities or take other actions to enhance shareholder value.  The board of directors believes that the consolidation and increase in the Company’s share capital will provide sufficient shares, without additional expense or delay, for investments or acquisitions by the Company, share sales, grants or awards under future management incentive and employee benefit plans and programs, share splits or share dividends and for other general corporate purposes.

Although it is generally expected that a share consolidation will result in a proportionate increase in the market price of the consolidated shares, since there is no active trading market for our ordinary shares, there will be no change in the market price of our ordinary shares.

As result of the consolidation and increase in share capital, the par value of the Company’s ordinary shares will change from $0.000128 per share to $0.000256   per share and the Company’s total number of authorized ordinary shares will be increased to 100,000,000 ordinary shares.  No changes will be made to the total number of authorized preference shares as a result of the proposed actions contemplated hereby.

As of March 31, 2011, there were 34,645,610 ordinary shares outstanding and 104,571.95 preference shares outstanding. The preference shares will be automatically converted into an aggregate 10,457,195 ordinary shares following the consolidation. As a result, immediately following the consolidation and giving effect to the conversion of the preference shares, we will have 27,780,000 ordinary shares and no preference shares issued and outstanding.

Ordinary Shares

Each additional ordinary share authorized by the Amendment to the Company's Articles and Memorandum of Association will have the same rights and privileges as each such share currently authorized or outstanding.

Each shareholder is entitled to one vote for each ordinary share held on all matters submitted to a vote of the shareholders. Cumulative voting is not provided for in our Memorandum and Articles of Association, as currently in effect, which means that the majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preference stock outstanding at any given time, the holders of outstanding ordinary shares are entitled to receive dividends ratably out of assets legally available therefore at times and in amounts as our board of directors may determine. Ordinary shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred share. There are no sinking fund provisions applicable to the ordinary shares.

Authorized but unissued ordinary shares may be issued at such times, for such purposes and for such consideration as the board of directors may determine to be appropriate without further authority from the Company’s shareholders, except as otherwise required by applicable law.

Preference Shares

Holders of outstanding preference shares have identical rights as holders of ordinary shares except that (i) they are entitled to 100 votes for each preference share on all matters to be voted on by shareholders and (ii) their preference shares are convertible to 100 ordinary shares upon approval of the Amendment set forth in this Proposal No. 2.  With respect to the unissued preference shares, the board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the our existing shareholders or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

The Company has determined that shareholders holding the necessary number of votes to approve the foregoing proposal.  Accordingly, the Company is sending this Information Statement to you as a matter of regulatory compliance.   This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY.  HOWEVER, YOU ARE ENTITLED TO ATTEND THE MEETING AND VOTE IN PERSON OR BY PROXY.

 The Charter Amendments set forth in Proposals No. 1 and No. 2 above will be effective upon approval and, to the extent required, filing any and all appropriate documentation with the Cayman Islands Registrar of Companies, which is expected to occur no sooner that 20 calendar days after the mailing hereof.

THE SHARE EXCHANGE

Effective March 15, 2011, Summit and its controlling shareholders entered into and consummated a share exchange with Victor Score and the Victor Score shareholders. Pursuant to the terms of a Share Exchange Agreement among the parties (the “Share Exchange Agreement”), all of the issued and outstanding shares of Victor Score were exchanged for shares of Summit. As a result of the share exchange, an aggregate of 32,839,910 ordinary shares and 104,571.95 preference shares of the Company’s capital stock were issued to the Victor Score shareholders and Victor Score became a wholly owned subsidiary of Summit. Upon consummation of the exchange, the 859,375 shares Victor Score purchased from Nautilus and Mid-Ocean were cancelled.

In addition, the following actions occurred under the terms of the Share Exchange Agreement:

•
In connection with the share exchange, Summit issued an aggregate of 32,839,910 ordinary shares and 104,571.95 preference shares to Victor Score shareholders.  Mr. Chuan-Tao Zheng exchanged 19,453.69 shares of Victor Score for 104,571.95 preference shares of Summit, each of which has the voting power of 100 ordinary shares and shall be automatically convertible into 100 ordinary shares of Summit upon receipt of the approval by the Company shareholders of a proposed increase in the number of authorized ordinary shares from 39,062,500 shares to 100,000,000 shares, and the remaining 35 shareholders of Victor Score exchanged their 30,546.31 shares of Victor Score for 32,839,910 ordinary shares of Summit. Upon effectiveness of the share exchange, the Company had 34,645,610 ordinary shares and 104,571.95 preference shares issued and outstanding.

•
As a condition to the closing of the share exchange, Messrs. Zheng, Yu-Kai Wang (YK Wang) and Yu-Long Wang (YL Wang) were appointed to the board of directors of the Company, with Mr. Zheng being named Chairman of the Board. Mr. Rozelle previously submitted his resignation as a director, which will be effective as of the 10th day following the date we mail an information statement to our shareholders that complies with Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The appointments of Messrs. YK Wang and YL Wang will be effective on the same date as Mr. Rozelle’s resignation. YL Wang has been deemed “independent.”  As a requirement to listing the Company's common stock on the NASDAQ Stock Market or other exchange, the Company will seek to add additional independent directors and increase the size of the board of directors following the share exchange. The board's composition (and that of its committees) will be subject to the corporate governance provisions of its primary trading market, including the requirement for appointment of independent directors in accordance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and regulations adopted by the Securities and Exchange Commission (“SEC”) and FINRA pursuant thereto.

•
Also as a condition to the closing of the share exchange, Mr. Brenza resigned as the President and Chief Executive Officer of the Company, Mr. Zheng was appointed Chief Executive Officer and President, Mr. Anthony Zhang was appointed Chief Financial Officer and Secretary, Mr. Pi-Jia Liu was appointed Chief Operating Officer and Mr. YK Wang was appointed Chief Technology Officer.

•
The Share Exchange Agreement contains customary indemnification provisions.  However, the total liability of Summit’s controlling shareholders for losses incurred by Victor Score, its officers, directors or the Victor Score Shareholders that arising out of or based on any inaccuracy appearing in or misrepresentation made under “Article II, Covenants, Representations and Warranties Regarding Summit” has been limited to a maximum of the Fair Market Value (as defined in the Share Exchange Agreement”) on the Determination Date (as defined below) of the ordinary shares of Summit held by such controlling shareholders on the Closing Date , subject to certain adjustments.

The Share Exchange Agreement contained such representations, warranties, obligations and conditions as are customary for transactions of the type governed by such agreements.

Immediately prior to the share purchase by Victor Score and the share exchange, Summit had 39,062,500 ordinary shares, $0.000128 par value, and 781,250 preference shares, $0.000128 par value, authorized, of which there were 2,665,075 ordinary shares and no preference shares issued and outstanding. As a result of the consummation of the share purchase and share exchange there are currently 34,645,610 ordinary shares and 104,571.95 preference shares issued and outstanding. Upon consummation of the share consolidation and automatic conversion of the 104,571.95 preference shares issued, there will be 27,780,000 ordinary shares and no preference shares of the Company's capital stock issued and outstanding, approximately 96.75% of which will be held by the former Victor Score shareholders. The shareholders of the Company immediately prior to the completion of these transactions will hold approximately 3.25% of the issued and outstanding ordinary shares of the Company.

As a result of the share exchange, Victor Score became a wholly owned subsidiary of the Company and, assuming the conversion of the 104,571.95 preference shares issued to Mr. Zheng. in connection with the share exchange, the Victor Score shareholders hold approximately 96.75% of the Company's outstanding capital stock and the shareholders of the Company immediately prior to the consummation of the share exchange hold 3.25% of the issued and outstanding shares of the Company's capital stock.

For accounting purposes, Victor Score is deemed to be the parent and accounting acquirer of the Company. Subsequent to the transaction, for accounting purposes, Victor Score will be deemed to be the successor corporation and its historical financial information will become the Company’s historical financial information.  The share exchange transaction is intended to qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

As of the Record Date, the Company had authorized 39,062,500 ordinary shares, $.000128 par value of which 34,645,610 were issued and outstanding, and 781,250 preference shares, $.000128 par value, of which 104,571.95 preference shares were issued and outstanding.

Ordinary Shares

Holders of ordinary shares are entitled to one vote for each ordinary share on all matters to be voted on by the shareholders. Holders of ordinary shares do not have cumulative voting rights. Holders of ordinary shares are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  We have not paid any dividends on our ordinary shares to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of the Company, the holders of ordinary shares are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of ordinary shares have no preemptive rights to purchase ordinary shares. There are no conversion or redemption rights or sinking fund provisions with respect to the ordinary shares.

Preference Shares

Holders of our outstanding preference shares have identical rights as ordinary shares on a per share basis except that each preference share is entitled to 100 votes on all matters to be voted on by shareholders and is convertible to 100 ordinary shares. The remaining unissued preference shares are blank check with designations, rights and preferences determined from time to time by the Company’s board of directors.

Regulatory Approval .

No approval or consent was required from any federal or state regulatory authority in order to consummate the Share Exchange Agreement or the transactions contemplated thereby.

Reports, Opinions and Appraisals .

No reports, opinions or appraisals were prepared or received in connection with the Share Exchange Agreement or the transactions contemplated thereby.

Past Contacts, Transactions or Negotiations .

On October 15, 2010, TOFA entered into an agreement with Maxim Group, LLC (“Maxim”), a FINRA registered broker dealer, to provide general financial advisory and investment banking services to TOFA and its affiliates and subsidiaries, including assisting TOFA in identifying a shell company for a reverse merger acquisition and consummating such agreement. Under the Agreement, Maxim was entitled to receive a non-refundable monthly fee of $10,000 prior to the consummation of a transaction with a shell company and is entitled to receive a monthly fee of $10,000 for a period of no less than 6 months. In addition, if at any time during the term of the agreement or within twelve (12) months from the effective date of the termination of the agreement, the Company proposes to effect a public offering of its securities on a U.S. stock exchange, private placement of securities or other financing, the Company shall offer to retain Maxim as lead book running manager of such offering, or as its exclusive agent in connection with such financing or other matter, upon such terms as the parties may mutually agree. The agreement contains standard representations and warranties and indemnification provisions for an agreement of this type.

Effective as of November 19, 2010, we issued an aggregate of 1,666,800 ordinary shares to Skyline Investors, LLC (“Skyline”) and Dayspring Capital, LLC (“Dayspring”) for an aggregate purchase price of $3,334. Skyline and Dayspring are affiliated with, and under common control of, Maxim. In connection with the consummation of this transaction Mr. Brenza, Managing Director of each of Maxim, Skyline and Dayspring, was appointed Chief Executive Officer of Summit.

Information About Our Company

We were incorporated as a Cayman Islands exempted company on September 27, 2006 and were formed solely for the purpose of identifying and entering into a business combination with a privately held business or company, domiciled and operating in an emerging market that is seeking the advantages of being a publicly held corporation whose stock is eventually traded on a major United States stock exchange. Prior to our acquisition of Victor Score, we were in the development stage and had not yet commenced business operations.

Victor Score was incorporated on May 13, 2010 as a British Virgin Islands business company. Victor Score is the parent company of Apex Wealth Holdings Limited, a Hong Kong limited liability company incorporated on February 12, 2010 (“Apex Wealth”). Apex Wealth is the parent of Dalian Xinding New Materials Technology Consultancy Co., Ltd., a wholly-owned foreign enterprise incorporated in China (“Dalian Xinding”) on August 18, 2010. None of Victor Score, Apex Wealth or Dalian Xinding conducts any independent business operations. Dalian Xinding entered into a series of contractual arrangements with each of TOFA and Tongda on October 12, 2010, pursuant to which Dalian Xinding effectively controls the business operations of TOFA and Tongda. TOFA and Tongda are otherwise commonly referred to as variable interest entities (“VIEs”). Each of TOFA and Tongda is a private limited company incorporated and headquartered in Dalian, Liaoning Province, China. Mr. Zheng is the majority owner of TOFA, holding 75.7% of the equity interest in TOFA. Mr. YK Wang is the majority owner of Tongda, holding 51.0% of the equity interest in Tongda.

Prior to entering into contractual arrangements with the VIEs, none of Victor Score, Apex Wealth or Dalian Xinding held any other interests. None of Victor Score, Apex Wealth or Dalian Xinding currently conducts any business outside Dalian Xinding’s contractual arrangements with the VIEs.

The following diagram sets forth the current ownership structure of the Company:

As a result of the consummation of the share exchange, we are a holding company of Dalian Xinding and, through our control of TOFA and Tongda, are primarily engaged in the research and development, production and distribution of composite bimetallic materials, primarily copper-clad aluminum, or CCA, and its manufacturing equipment. We are also involved in the research and development of additional related production technologies and we provide consultancy services on such technologies to a number of entities, within and without China.

Description of Our Industry

The Composite Bimetallic Material Industry, Generally

The composite bimetallic material industry is part of the wire and cable industry. The wire and cable market broadly consists of two large categories: electrical, involving products that are used for electrical current carrying capabilities, and telecommunications, involving products that are used for signal carrying communications purposes. The global bimetallic wire industry is fast-growing and increasingly competitive. This is especially true in China where there is considerable fragmentation of manufacturers.

Traditionally, electrical conducting wires are made of copper because of its excellent conductivity, solderability and lower contact resistance. However, the weight of copper has been a disadvantage. Copper cladding over a core of steel or aluminum offers the surface corrosion resistance and solderability of a solid copper conductor at significantly less weight. As a result, composite bimetallic conductors are generally used as substitutes for solid copper conductors and offer the consumer the following advantages over solid copper - lighter weight per unit volume and high tensile strength - while maintaining the excellent conductivity of pure copper.

To produce the composite bimetallic material, aluminum rods or steel wires are wrapped concentrically with high quality copper ribbon; the two metals are then bound together using advanced clad welding technology. The clad welding enables the two metals to establish a very firm and strong metallurgical bond and makes the two become an inseparable one. The composite bimetallic material can be subject to wire-drawing and heat treatment processes just like single metal material. During the wire-drawing process, the outer copper cladding and the inner aluminum or steel core are proportionally decreased in diameter, thereby guaranteeing a constant ratio in the volume of copper per unit of composite bimetal.

In the 1970s, scientists in the US, Europe and Japan began researching and developing the first CCA materials. Their research concluded that CCA wire could be used effectively in much the same way as pure copper wire. This made CCA wire an excellent substitute for pure copper wire in terms of their applications, techniques involved and more importantly, costs. Since then, CCA wire and cable have been widely employed in the telecommunication, information technology, auto and, most recently, construction industries, which resulted in a tremendous decrease in the use of copper resources and project costs.

When compared to pure copper, composite bimetals have distinct advantages:

•	Because of the “superficial effect” of high frequency signals, composite bimetals have the same electrical conductivity as pure copper when transmitting high frequency signals of 5 MHz or above;

•	The density of CCA wire is only 37% to 40% of pure copper wires, so for wires of the same weight and diameter, CCA wire will be 2.45 to 2.65 times longer than pure copper wire;

•	The copper outer layer makes it easy to weld;

•	The relative lighter weight of CCA to pure copper (ratio of 1:2.45 for wires of equal length) makes it easier to handle and saves on unit transportation cost;

•	Higher flexibility makes CCA easier to be processed than pure copper;

•	pure copper could cost about three times as much as CCA; and

•
CCS wire is 1.6 to 2 times stronger than pure copper in terms of tensile strength when comparing wire of same weight and diameter, and, during signal transmission, has the same transmission parameters as pure copper; therefore, production costs of electrical wire and cable can be greatly reduced employing the composite bimetallic material while maintaining the strength of pure copper.

Composite bimetallic wire can be further processed into enameled, tin-plated and silver-plated wire depending on the final application. Tin-plated composite bimetallic wire easily welded and can resist being sulphuretted. Silver- plated CCS wire has a higher conductivity for electricity and heat and better resistance to corrosion and oxidation. Therefore, these wires can be applied to a great variety of fields.

Aside from the more traditional use of composite bimetallic wire in the electrical and telecommunications business, composite bimetallic wire has found wide application in industries that have high-tech elements, such as the military, aerospace, automobile, computer and electronic appliance industries.

The Chinese Composite Bimetallic Metal Market

Prior to 1997, China did not have the capability to produce any composite bimetallic material. TOFA was one of the first companies to enter into the industry, spending time and energy researching the production of CCA material and succeeding in developing this product in China. TOFA was granted a national patent by the PRC Government for its proprietary technology used in the production of bimetallic wires with clad welding in 1997. The successful development of composite bimetallic material by local companies, including TOFA, was a landmark innovation in China. It has filled the vacuum in the production of this category of “new materials” in the country.

The successful development of composite bimetallic materials has significant meaning for China, reducing the cost of production of copper clad products and China’s reliance on imported composite bimetallic materials. This has also created an industry that helps to lower material or production costs for companies in downstream industries, and helps the country save millions of tons of copper resources per annum.

Because of the various advantages they have over pure copper products, the demand for composite bimetallic wire has been steadily increasing ever since they are introduced to the market. In 2005, experts participating in the Beijing Conference of the International Copper Association Ltd. (the “ICA Conference”) predicted that 25% to 50% of the copper products market in China would gradually be replaced by composite bimetallic products by 2025. At present, the annual consumption of copper in China is approximately 5 million tons and, assuming the validity of the statistics put forth by the experts from the ICA Conference, the annual consumption of CCA and CCS is at least 1.25 million tons. This consumption is growing at 10% to 20% per annum. At a wholesale price of approximately US$5,800 per ton, the domestic CCA and CCS market in China is worth about US$7.25 billion per year.

Prior to 2005, the supply of CCA and CCS material for use in business in China was lagging the rest of the world because there were only a few manufacturers in China capable of producing composite bimetallic products. As a result of surging copper prices in early 2005, there was imminent need for the use of composite bimetals as replacements for pure copper material in a great variety of industries. This led to the rapid establishment of a number of companies that began producing composite bimetallic material and wires. However, due to a lack of access to proprietary technology and R&D capability, most of these producers operate on a rather small scale and produce composite bimetallic products that are used in the “lower end” markets, like those to be applied to home appliances. There are currently approximately 20 manufacturers that are of sufficient size, with production capacity, technological know-how and R&D capability to effectively compete on a national scale and less than five, including TOFA, are considered major players who have the ability to produce the kind of composite bimetallic products that are in great demand and could yield higher margin like the electricity and power cables on a larger scale, without the need to compete on price alone.

This segment of the market is expected to grow at a very fast pace as new buildings and other infrastructure will have to be constructed very year with the continuous urbanization in China. Although there are no official statistics indicating how large this segment of the market is, management believes that this may be worth billions of dollars in the coming ten to fifteen years. For example, in Liaoning Province, the Provincial Electricity Bureau is inviting tenders for the supply of power cables that could be worth US$3 billion every year and, although not all of the cables used will be made of composite bimetallic products, there is tremendous potential for growth in this area. In terms of total output, China produced about 5,000 tons of CCA and CCS wire in 2001, as compared to total production of 25,000 tons of CCA and CCS wire in 2006 and 40,000 tons in 2007.

In early 2009, the Chinese State Council announced a US$590 billion stimulus package to support the Chinese economy in response to the financial turmoil of late 2008. Approximately US$30 billion of this stimulus money has been allocated to the advancement of the telecommunication industry. The 3G and 3G LTE Development Plan put forth by the Chinese State Council, provides that, with respect to radio and cellular technology, there will be an annual increase of 80,000 to 100,000 transmission stations throughout the country for the next three years, which equates to a minimum demand of 60,000 kilometers of coaxial cables, or the equivalent of 40,000 tons of CCA per year. Management believes that this will lead to a much higher demand for CCA wires and in fact that the whole composite bimetallic materials industry shall be significantly boosted.

Description of Our Business

Unless otherwise indicated, the following information relates only to the business and operations of our indirectly owned VIEs, TOFA and Tongda.

Our Variable Interest Entities

Dalian TOFA New Materials Development Co., Ltd.

TOFA was founded as a limited liability company on November 12, 1997. It is engaged in the development, manufacture and sale of composite materials, primarily copper-clad aluminum wire, for use in various industries in China. TOFA is a pioneer in the composite bimetallic materials industry in the PRC in terms of the production equipment and technology it employs, the quality of its products and its research and development capability. Industrial data collected by TOFA indicates that it currently has a market share of approximately 30% of the high-end CCA market segment, consisting of the telecommunication, information technology, auto, electrical appliance and power cable industries, in China. Its proprietary clad-welding technology was first awarded a patent by the Chinese Government in 1997 and its CCA wire was recognized as a “State Level Major New Product” by five Ministries of the State Council of PRC within four years of inception. Since then, TOFA has secured six patents on its processes and products.

In 2000, the Company was invited by the China National Standardization Committee to be the principal party participating in the drafting of industrial standard SJ/T11223-2000 for the use of CCA and CCS wires in the electronic industry in China. The standard has been expanded and is now applicable to all production, manufacturing and use of CCA and CCS products in China. Manufacturers of composite bimetallic materials are also required to satisfy the International Standards certification ISO9001:2000, a quality management system where an organization:

1.	must demonstrate its ability to consistently provide product that meets customer and applicable regulatory requirements, and

2.
aims to enhance customer satisfaction through the effective application of the system, including processes for continual improvement of the system and the assurance of conformity to customer and applicable regulatory requirements.

TOFA meets these certification standards. Further, TOFA’s products are recognized within the wire and cable industry, both domestically and internationally, to be of very high quality and the “TTOFF” trademark under which TOFA markets its products is a sign of quality. With customers’ recognition for its brand and products, TOFA began to expand its production capacity and continued to develop more products and the related production technologies.

TOFA is beginning to enjoy the rewards of its efforts spent on product and technology development in the earlier days. Management believes that, as a result of its reputation, quality and product development capability, coupled with the increased demand for composite bimetallic products in China and an aggressive business development plan (discussed below), TOFA will gain further market share from its competitors in the industry over the next two to three years and may achieve annual revenue and profit growth of 30% over the next three years.

Products and Services

TOFA currently produces a series of composite bimetallic materials from copper and aluminum. CCA is aluminum with a cladding of copper welded along the whole length of the material. Such material normally appears in the form of a wire and can be further drawn into fine wires with different diameters and/or further processed into wires with different coatings like silver, enamel or tin according to the requirements of their final applications or specifications of the customers.

The major products of TOFA include:

•	CCA wire for use in telecommunication cables;

•	CCA wire for use in power cables; and

•	Raw material for electro-magnetic coils.

The CCA wire produced by TOFA is either sold to end users or to intermediaries who further process the materials into finer wires or coated wires. Because of the unique characteristics of the CCA wire, namely the high conductivity, light weight and lower prices when compared to pure copper wires, management believes that there will be tremendous demands for the Company’s CCA wire products, especially in the electricity and power industry in China. At present, the annual spending on copper products within the power industry in China is estimated to be US$71 billion, and about 30% of which is for power cables. Assuming a 40% replacement of pure copper cables by CCA cables at 30% reduced prices, the market potential of CCA power cables could reach US$6 billion (US$71 billion x 30% x 40% x 70%) per annum.

In 2006, TOFA began researching the development of a copper clad aluminum magnesium alloy (“CCAM”) braided material. The aluminum and magnesium alloy has a magnesium content of 0.8% to 1.5% that produces a bimetallic product with higher tensile strength that is used primarily in the production of high quality coaxial radiant electric cables. CCAM is a finer/thinner wire than the bimetallic wire currently produced by TOFA. Beginning in 2008, Shenzhen Tofa Complex Metal Material Co., Ltd., a company located in Shenzhen, China which is owned by Mr. Chuan-Tao Zheng, our President, Chief Executive Officer and Chairman of the Board of Directors (“Shenzhen Tofa”) began producing CCAM braided material, which it periodically sells to TOFA for those of TOFA’s customers that require it. At this time, TOFA does not intend to begin producing CCAM itself.

In 2008, TOFA expanded its product offerings to include CCS wire (which is similar to CCA although the aluminum is replaced by steel). CCS wire is eco-friendly and cost-effective to consumers for use in electronic, auto, home electrical appliances and IT industries. Annual demand for CCS products in China is about 80,000 to 100,000 tons, and supply is mostly low price, low conductivity electro-plated products. The current electro-plating production process is a potential eco-hazard and it is anticipated that the Chinese government will cause the abandonment of production of this material in an increasing efforts to project the environment. TOFA is confident that its eco-friendly CCS products will gradually replace the existing products in the market in three to five years’ time. At the current time, CCS sales by TOFA amount to less than 5% our its total revenues.

TOFA has focused on these products as its major revenue contributors because of the competitive advantage of its capability to produce CCA power cables and CCA boards and also because of the huge market potential. CCA electricity and power cables have an extremely large potential demand in China. For example, providing CCA electricity/power cables to a building in a city will, on the average, cost US$2.35 per sq meter of gross floor area; and in Dalian alone, there are approximately 6 million sq meters of gross floor area being constructed every year. This means there is a potential demand of CCA electricity/power cables of US$14 million per annum. In August 2010, TOFA conducted a feasibility study on the replacement of traditional copper power cables by CCA power cables in the residential development projects in selected cities within Liaoning Province, followed by some trial marketing. The market was very receptive of the CCA power cables because of their comparable conductivity characteristics to pure copper cables, coupled with the lighter weight and lower price of the products. In the four months following the conclusion of the study and marketing effort, TOFA recorded US$4.5 million sales of its products. Encouraged by these results, the management of TOFA is very confident that CCA wires will be applied to the new buildings and has began talks with the various relevant government departments in some of the second tier cities like Fushun, Yingkou, Tieling and Anshan in Liaoning Province. TOFA regards this as a starting point as second tier cities, although smaller in scale, are also fast growing, and could shorten the time required to promote and market the CCA cables. Successfully securing orders for CCA cables in these cities will showcase the high qualities of their products to potential customers in other cities in the country, and would hopefully lead to more orders. With a proven track record from these second tier cities, TOFA will then begin to expand its presence in the CCA power cable market in first tier cities.

Production Facilities

TOFA’s production base is headquartered in the South Area, Lingang Industrial Area of Dalian Economic and Technology Development Zone, Dalian, Liaoning Province, China. The production plant occupies a site area of 15,000 sq meters with gross floor area of 7,000 sq meters. Within the plant, there are currently 75 sets of equipment installed for the production of bimetallic wire and material, including clad-welding machines, wire drawing machines, wire collection devices and high-precision testing equipment. The annual capacity of this plant is 7,000 tons of CCA wire and 500 tons of CCS wire.

Suppliers

TOFA obtains all of its raw materials from local copper ribbon manufacturers and aluminum and steel rod factories in China. TOFA enters into purchase contracts with the respective manufacturers or factories for the quantity of a particular metal that it anticipates will be required for production over a two month period. The purchase price of each individual metal closely resembles the price for delivery of the metal in the spot market in the Shanghai Futures Exchange. TOFA usually pays a deposit of about 30% of the purchase price at the time it enters into an order and the remainder is paid within 30 days of acceptance of delivery.

Because of the specific requirements with respect to the quality of the copper belts and aluminum rods, TOFA only sources raw materials from the list of qualified suppliers. There are three to four primary suppliers with whom TOFA has had a long term working relationship and a number of secondary suppliers that are available to fill in on an “as needed” basis. In 2009, TOFA’s major suppliers were:

Raw Material	Supplier	Percentage of Material Purchased Annually

Copper ribbons	Shanxi Chunlei Copper Co. Ltd.	56%
	Wuhu Zhongyuan Metal Sheet and Foil Co. Ltd.	31%

Aluminum rods	Tianjin Jinhe Bimetal Wire Co. Ltd	54%
	Jiangyin Hengli Electronic Co. Ltd	42%

Additionally, over the course of the past two years, TOFA replaced all of its existing production machinery with intelligent production machines made by Tongda. This is discussed in further detail below.

Sales and Marketing

TOFA has a sales team of 15 full-time staff to market its products to its customers in both the domestic and the international market. At present, about 80% of its bimetal composite materials are sold in China while the remaining 20% is marketed internationally, primarily in South Korea, Taiwan, Germany and the US. It has targeted reputable enterprises in the telecommunication, electricity and power, home electronic appliances, auto and IT industries to be its preferred clients. TOFA has successfully built up a client base of well known and respected names. These include local companies like China Mobile, China Unicom, China Telecom, Changchun FAW-Volkswagen Corp. Ltd., Jiangsu Hengxing Technology Co., Ltd., Dalian Shente Power Cable Co. Ltd., Zhuhai Hansen Technology Co. Ltd., Hua Wei and ZTE and international companies, including, Times Fiber Communications, Inc. (US), Radio Frequency Systems GMBH (Germany), Hon Hai Precision Industry Co. (or Foxconn) (Taiwan), LS Cable Ltd. and LG Electronics (both of South Korea). TOFA’s diversified customer base has lowered its risk of reliance on a small number of clients to keep the business growing. TOFA’s five largest customers in terms of net sales during the last three years were (amounts presented in US$ in thousands):

Customer Name	2008	2009	2010(E)

Radio Frequency Systems GMBH		550	2,480
Jiangsu Hengxin Technology Co., Ltd.	640	1,522	2,250
Dalian Shente Power Cable Co. Ltd.	991	1,757	1,458
HUA TONG	1,920	2,330	1,430
LS Cable Ltd.	270	760	1,150

Unit sales price of TOFA’s CCA products is determined according to a pre-agreed formula (which is equal to the sum of the average copper price for spot delivery on the Shanghai Futures Exchange multiplied by a factor of 30% to 40% (depending on the form of final output) plus the average aluminum price for spot delivery multiplied by a factor of 60% to 70% (again, depending on the form of final output) plus processing fees). This price is exclusive of packaging and transportation costs. TOFA normally receives a deposit of 30% of the contract value from its client when the sales contract is entered into and the remainder is paid within 15 to 30 days after delivery of the final product to the customer.

Competition

We believe that the TOFA name is highly regarded by its customers and throughout the industry in China. Based on customer feedback and internal marketing data related to the CCA market in China, TOFA believes it has captured a significant percentage of the overall market and that it is among the top three players in the composite materials industry in China.

The following table sets forth TOFA’s estimates of the market share leaders in the various industries where CCA is currently being applied in China:

Industry		Company Name	Estimated Market Share

Telecommunications RF Cable*	•	TOFA	30%
	•	Fushi Int’l (Dalian) Bimetal Wires & Cables Co. Ltd. (a subsidiary of Fushi Copperweld Inc.)	20%
	•	Zhangjiagang Liangsheng Composite Bimetal Materials Co.	15%
	•	Suzhou Nanfang Xinda Bimetal Materials Co. Ltd.	15%
	•	Others	20%

Home Electrical Appliances**	•	Zhangjiagang Shingtian Metal Wires Co. Ltd.	35%
	•	Suzhou Nanfang Xinda Bimetal Wires Co. Ltd.	20%
	•	Fushi Int’l (Dalian) Bimetal Wires & Cables Co. Ltd.	10%
	•	TOFA	5%
	•	Others	30%

Electrical Power***	•	TOFA	70%
	•	Others	30%

*	The total size for the telecommunications market is approximately 20,000 tons per annum, of which about 60% is the radio frequency (RF) cable market.

**
The total size of the home electrical appliance market is approximately 10,000 tons per annum.  TOFA used to have about 30% of the home electrical appliances CCA market; however, because of the lower margin and generally longer credit period afforded to customers in this market, TOFA has begun switching its resources to concentrate on CCA products and market that yield higher returns like the telecommunication and power cables industries.

***
The use of CCA cable for the electrical power industry in China is just beginning with annual demand estimated at 3,000 tons. TOFA currently supplies about 70% or 2,100 tons of CCA cables to this market.

This achievement is the result of extremely strong and aggressive dedication to research and development, an attribute that no other competitor in China possesses, as well as the quality of the products that it puts out. The fact that it had been one of the principal parties to draft the industrial standards for the CCA wires for use in the electronic industry when such wires were introduced to the local market has also helped TOFA build a recognizable brand name. At present, it is also participating in drafting CCA wire industrial standards for use by all industries in China.

In fact, because of the rather high barrier to entry in terms of the production technologies required, there are less than fifty players in the industry in the whole of China. Among them, only twenty or so can be considered as having decent productions. Yet, they are of relatively small scale and mainly concentrate on the production of the lower end products like TV cables and wires for other home appliances.

Of the top three or four players, Fushi Copperweld believes it is the largest bimetal producer in the world in terms of manufacturing capacity. Fushi has acquired manufacturing plants in the US and the UK, which have resulted in its gaining substantial market share in the international market. Despite having a smaller scale than Fushi Copperweld; TOFA is very competitive because of its research and development capability, proprietary technologies and the brand name it has built up.

Intellectual Property Rights

TOFA has placed great emphasis on research and development since its formation in 1997. Having been a pioneer in the R&D of CCA wire from inception, TOFA now seeks to expand its reach by developing superior CCS wire and is exploring the development of CCA and CCS boards to complement its current business. TOFA has been granted a total of six patents by the Chinese Government on their CCA wire products. They include:

•	Conducting wires used grounding in lightning rods (ZL 200520117626.7);

•	Ultra high-voltage grant span power transmission cable (ZL 200520117631.8);

•	Conducting wires used for making braid and plug electronic components (ZL200520117628.6);

•	Bearing and trolley wire used for electrified railway (ZL200520117625.2);

•	High-voltage power cables of 66KV and below (ZL200520117629.0); and

•	Shaped wires used for high and low voltage distribution equipment (ZL200520117635.2).

Dalian Tongda Equipment Technology Development Co., Ltd.

In 2008, Tongda was incorporated to engage in the research, development, production, manufacturing and distribution of intelligent composite bimetal materials manufacturing equipment. Tongda also provides consultancy services to customers with regard to such production technologies. All bimetallic composite materials production lines manufactured by Tongda employ a number of independent patented technologies that enable fully automated and intelligent control over raw material supply, clad-welding and finished product collection. The entire bimetallic composite material production process is monitored by a programmable logic controller (“PLC”) to ensure coordinated action of the various parts making up the production line. Tongda’s automated bimetallic composite materials production lines are the first of their kind to be introduced and marketed in the PRC.

Products and Services

Tongda produces a series of fully-automated, intelligent composite bimetal materials manufacturing equipment and facilities for the production of CCA wire and CCAM wire of various thicknesses (from 0.04 mm to 17 mm) and CCS wires with diameters less than 1.66 mm. Tongda is researching into production equipment that could produce CCS wires of diameters up to 7.5 mm, which requires more advanced technology to bond the constituent metals, and expects such equipment to be available in second half of 2011. The Tongda composite bimetal materials producing equipment is considered innovations in China as there was no equipment of such kind in the market before. Apart from the automatic, intelligent composite bimetal materials manufacture equipment, Tongda also produces the following stand-alone machines and equipment used during the composite bimetal materials production process;

•	wire-drawing machines;
•	metal feeding devices;
•	wire collection devices;
•	waste materials pressing machines;
•	copper belt connecting devices;
•	copper belt buffers;
•	inverted cleaning detection devices;
•	inverted bare wire devices; and
•	hydraulic cooling connecting devices.

The availability of automated bimetallic composite material production lines and related equipment has made the manufacturing of the composite bimetal materials more cost effective and reduced total production time.

Traditionally, manufacturing of composite bimetallic materials was carried out via a number of discrete tasks - from cleaning of the raw metals, to loading the raw metals onto feeding wheels, to welding the raw metals into one wire, to collection of the finish products. These steps were each done on a separate machine and production was limited by the length of the ribbons and rods that could be input into the various machines. Tongda’s advanced design, which combines a built-in raw material feeding device, intelligent welding device and finished product collection device into one piece of equipment, makes it possible to produce high quality composite bimetal wires continuously. This is a breakthrough in the production mechanism in the industry in China. So, with the use of the intelligent production equipment from Tongda, the very complicated process of composite bimetal material production has become simplified.

When compared to the old generation equipment, the employment of the intelligent production lines from Tongda increases production efficiency by about 33% and lowers material wastage by 3%. Under the traditional system of manufacturing, raw material is lost in the feeding process and during the joining of one batch to the next for a continuous wire. Because of the high precision of the intelligent production lines, the copper ribbons used can be 20% thinner than those to be processed using the old machines. As a result, the material cost and hence the production cost is substantially lower.

The production process is more environmentally friendly. The intelligent design uses a mechanical peeling process to scratch off the outer layer of the aluminum rod, replacing the need to clean the surface of the metals with an alkali solution, thereby eliminating the waste water that would otherwise be generated from the cleaning of the raw materials. There is also a lower level of noise generated using Tongda’s intelligent production equipment when compared to the traditional bimetal materials production equipment.

Production Facilities

Tongda’s production plant is located at Youjia Village, Xinzhaizi Street, Ganjingzi District, Dalian, Liaoning Province, China and has a gross floor area of 2,500 sq meters standing on a site of 5,000 sq meters. It is equipped with a full line of cutting and welding facilities as well as drawing and testing facilities. The annual capacity of this plant is 18 to 24 sets of top-of-the-line intelligent composite bimetal wires production lines and composite wire drawing equipment.

Suppliers

To minimize the carrying and management costs, Tongda organizes its raw material purchases in such a way to keep inventory to a minimum. It keeps adequate supplies of those parts and raw materials required for the manufacture of two intelligent production lines, which require a delivery lead time of two months and above. With respect to the manufacture of its other machines and products, Tongda generally keeps only a small reserve of parts and raw materials and can easily order the materials required for production as an order comes in to the company. Tongda normally pays a deposit of 30% on signing a purchase order with its suppliers and settles in full when the supplies are received.

In 2009, Tongda’s major suppliers were:

Parts/ Raw Material	Supplier	Percentage of Material Purchased Annually

	Dalian Haide Steel Co Ltd	50%
Steel	Dalian Xinhuisheng Commerce and Trade Co Ltd	30%
	Dalian Pengda Steel Material Co Ltd	5%

Standard Parts and Components	Harbin Axle Group (Dalian) Co	40%
	Dalian Jiaerling Aero Hydraulic Sales Office	30%
	Dalian Hardiwei Electrical and Mechanical Co	30%

Decelerating Devices	Jiangsu Changzhou Guomao Decelerating Devices Group	50%
	Zhejiang Tongli Heavy Wheel Stock Co Ltd	40%
	Jilin Jite Machinery Co Ltd	10%

Machinery and Parts	Dalian Weiyun Plastic Machinery Co Ltd	20%
	Dalian Shahekou Xudong Machines	20%
	Dalian Bosheng Machinery Co Ltd	10%

Sales and Marketing

Within China, Tongda has taken a very careful approach in choosing its customers for its intelligent bimetal materials production lines to avoid creating more competition within the high margin production area. As a result, a significant majority of these products are intended for the international market, with initial focus on South Korea. In 2010, Tongda entered into an agreement with a distribution agent in South Korea to exclusively market its products in that country. A similar arrangement is currently being negotiated with a distribution agent in India and the company anticipates that it will be in effect within the first half of 2011. In addition, Tongda provides consultancy services to its South Korean customers, advising them on the overall strategy of their composite materials production and conducting turnkey projects for related production lines and equipment. Tongda plans to expand its overseas presence going forward.

To the extent that Tongda sells its bimetal materials production lines in China, it is anticipated that, with the exception of sales to TOFA, any sales are limited to companies producing CCA solely for use in home electronic appliances (so-called lower margin products) that would not compete with TOFA.

With respect to its other machines, such as its semi automatic bimetal material production equipment and peripheral devices, Tongda sells its products domestically to customers that do not constitute direct competition to TOFA. Sales of such equipment and devices contributes approximately 10% to the revenue of Tongda.

Tongda’s five largest customers in terms of net sales since it began producing and selling its products were (amounts presented in US$ in thousands):

Customer Name	2009	2010(E)

Yixing Tongxin	730	1,110
TOFA	440	340
Tianjin Wanbo		740
Dalian Brooke		740
Shenzhen TOFA		490

With respect to intelligent composite bimetal production lines, customers pay a deposit equivalent to 50% of the purchase price on signing of the purchase contract. Another 40% of the purchase price is paid on delivery of the machinery, a further 5% is paid on satisfactory completion of a trial run and the balance is paid three months after installation. On completion of the trial run, a time locking program in the equipment is initiated as safeguard on the collection of the balance of the purchase price as required under the original contract.

Competition

Tongda is the only private corporation in China that possesses the patented technology that it uses in the production of intelligent composite bimetal materials production lines. The quality of its equipment is comparable to that of the advanced models in the international market. As a result, management is of the opinion that Tongda is a leader in the business and there is no competition with respect to the production of intelligent composite bimetal materials manufacturing equipment in China.

As we discussed above, with the exception of sales to TOFA, the majority of Tongda’s intelligent composite bimetal production lines are intended for the international market or for lower margin producers of CCA wire. Internationally, we believe we our primary competition is Nexans, a German company that produces similar lines of products as our intelligent bimetal materials production equipment with clad welding technology. Fushi Int’l (Dalian) Bimetal Wires & Cables Co. Ltd. uses an intelligent production line purchased from Nexans by Fushi Copperweld, Inc. Outside of this competitor, we are not aware of any products that are currently available using similar intelligent technology. As we have just begun promoting our products to the international market, we do not have an estimate for the market share that we capture, although we expect very satisfying results for 2011.

Intellectual Property Rights

In the short span of time from incorporation to the present date, Tongda has already been granted ten patents by the Chinese authorities relating its products and production technology. In August 2008, Tongda also received ISO9001:2000 certification. Tongda’s patents include:

•	Bimetal composite wires efficient production line (ZL200710012349.7);

•	Copper ribbon supplier for bimetal composite wires production equipment using clad-welding technology (ZL 00720012439.1);

•	Bimetal wires blank continuous coated welding gun clamping device (ZL200810010173.6);

•	Automatic degreasing device for copper belt used for bimetal composite wires blank coated welding production (ZL200720015302.1);

•	Bimetal wires blank vertical molding wheel device (ZL200820010358.2);

•	Drive with clutch function in bimetal wires blank coated welding drawing equipment (ZL200820010355.9);

•	Bimetal wires blank coated welding equipment rapid replacement of tungsten rod device (ZL200820010414.2);

•	Wire surface processor with peeling function (ZL200820199015.5);

•	Wire surface treatment device (ZL200820189880.1); and

•	Copper belt polishing machines (ZL200920166770.8).

Development Strategies for TOFA and Tongda

1.        Concentrate on Products with Higher Margin

Composite bimetallic wires are widely applied in the electricity/power, telecommunication, IT, auto, home electrical and electronic appliances industries; but different applications would require very different specifications for the wires. CCA wires for use in power cables provide an excellent net margin (in some cases in excess of 30%) because the production, installation and connection of power cables involves much higher, more unique technical expertise, which allows the manufacturer to charge a premium on his products.

2.        Diversify Production into New Materials and Product Lines

TOFA intends to expand its composite bimetallic wire production of CCS wire. TOFA intends to begin mass production of CCS wires at 3,000 tons per year with the installation of appropriate facilities. At an average selling price of US$4,400 per ton, extra revenue of US$13.2 million and gross profit of US$4 million could be generated from such additional facilities. The CCS wires produced are mainly intended for export to international markets, including the US and Europe. Lead time of about 12 months is required for the installation of appropriate facilities before production could commence.

TOFA also intends to develop CCA boards to complement its existing product line. During power transmission, power cables are connected from the source to the end users via a number of transformers. Traditionally, a large number of copper boards are employed in the transformers as connecting bodies. With the development of CCA products, the copper boards inside the transformers are gradually being replaced by CCA boards. In addition, copper boards are also currently used in switch boxes and control panels in a great varieties of electrical systems; and these are expected to be replaced by CCA boards in the future.

The production of the CCA boards requires substantial technological know-how, therefore enabling the product to command a much higher profit margin. TOFA plans to commence the preparation work for producing CCA boards in the second half of 2011 and have such product introduced to the market in 2012.

3.        Expanding Production Capacity

To provide for the expected huge demand for CCA electricity/power cables, TOFA is planning to increase its production capacity by building or acquiring a new plant dedicated for the production of such cables. The intended capacity is 4,000 tons per year. At full utilization and unit sales price of US$7,400, the plant will contribute additional US$29.6 million sales revenue and an additional net profit of US$9 million. Any new plant that we may build will most likely be fully built and ready to begin production within twelve months, while a plant acquired from a third party would require approximately six months to be fully equipped for production.

Production facilities for CCA boards will also be installed with intended capacity at 2,000 tons per year. At average selling price of US$8,800 per ton, the CCA boards produced can contribute additional revenue of US$US$17.6 million and net profit of US$5.3 million each year. According to plan, the production for CCA boards would commence by fourth quarter of 2012.

4.        Closer Cooperation with Existing Customers

With the availability of intelligent bimetallic wire production lines from Tongda, TOFA is in a position to offer closer cooperation to its customers. The operating model calls for TOFA to purchase and install Tongda’s intelligent production lines in premises adjacent to select customers who would guarantee a certain order quantity, and the CCA wires produced will all be sold to that customer. The purpose is to secure long term orders from the customers by providing them with guaranteed and timely supply of the CCA products. TOFA will achieve a higher profit margin as it would save on the packaging and transportation costs.

5.        Exports of Products to the International Market

TOFA believes there is a very good market for CCS products in the US and Europe; therefore it is going to allocate some of its resources to install production lines and to establish the appropriate channels to export its CCS products to the US and European markets. As for the intelligent production equipment of Tongda, the major target markets will be South Korea, India, Japan, the Middle East and Southeast Asia.

6.        Further Research and Development

To maintain its competitive edge, TOFA will continue to develop new products as well as its production technology. Tongda will expand its research into the manufacturing of intelligent production lines for CCS wires and for CCA boards.

7.        Expanding Market Share through Acquisitions

We intend to locate a number of CCA manufacturers with good potential to be targets of acquisitions. Tongda will provide the targets with intelligent CCA production lines and will have them installed in their plants. In exchange, we will acquire a certain percentage of the equity interest, though not necessarily absolute majority, in the target. This will add to our existing customer base and further expand our reach in the industry.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Statement. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the sections entitled “Cautionary Notice Regarding Forward-Looking Statements,” “Description of Business” and “Risk Factors” located elsewhere in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

Summit was formed in the Cayman Islands as an exempted company on September 27, 2006. On March 15, 2011, Summit entered into and closed the Share Exchange Agreement with Victor Score, a privately held company formed under the laws of the British Virgin Islands. Pursuant to the Share Exchange Agreement, Summit acquired all of the issued and outstanding capital stock of Victor Score in exchange for 32,839,910 ordinary shares and 104,571.95 preference shares of Summit. Prior to our acquisition of Victor Score, we were in the development stage and had not yet commenced business operations. We had no interest in any property.

Victor Score was incorporated on May 13, 2010 as a British Virgin Islands business company. Victor Score is the parent company of Apex Wealth, a Hong Kong limited liability company incorporated on February 12, 2010, which is in turn the parent of Dalian Xinding, a wholly-owned foreign enterprise incorporated in China on August 18, 2010. None of Victor Score, Apex Wealth or Dalian Xinding conducts any independent business operations. Dalian Xinding operates through a series of contractual arrangements with two VIEs - TOFA and Tongda, each of whom is a private limited company incorporated and headquartered in Dalian, Liaoning Province, China. Through our contractual arrangements with TOFA and Tongda, we are primarily engaged in the research and development, production and distribution of composite bimetallic materials, primarily copper-clad aluminum, or CCA, and its manufacturing equipment. We are also involved in the research and development of additional related production technologies and we provide consultancy services on such technologies to a number of entities, within and without China.

The share exchange is being accounted for as a "reverse acquisition," since the Victor Score shareholders own a majority of the outstanding shares of the Company's capital stock immediately following the transaction. Victor Score is deemed to be the acquiror in the reverse acquisition. As the Company, the legal acquiror, is a non-operating shell, this "reverse acquisition" is considered to be a capital transaction in substance rather than a business combination. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the share exchange will be those of Victor Score and will be recorded at the historical cost basis of Victor Score, and the consolidated financial statements after completion of the share exchange will include the assets and liabilities of the Company and Victor Score, historical operations of Victor Score and operations of the Company from the closing date of the share exchange. Except as described in this Current Report on Form 8-K, no arrangements or understandings exist among present or former controlling shareholders with respect to the election of members of the Company's board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company. Further, as a result of the issuance of the shares of the Company’s capital stock pursuant to the share exchange, a change in control of the Company occurred on the date of the consummation of the transaction. The Company will continue to be a "smaller reporting company" following the share exchange.

CRITICAL ACCOUNTING POLICIES

While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Consolidation of Variable Interest Entities

VIEs are entities that lack one or more voting interest entity characteristics. The Company consolidates VIEs in which it is the primary beneficiary of its economic gains or losses. FASB has issued Accounting Standards Codification (“ASC”) 810-10, “Consolidation of Variable Interest Entities” which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of ASC 810-10). ASC 810-10 clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling (“minority”) interests and results of activities of a variable interest entity in its consolidated financial statements.

In accordance with FASB ASC 810-10, the Company has evaluated its economic relationships with TOFA and Tongda and has determined that it is required to consolidate these two entities pursuant to the rules of ASC 810-10. Therefore, each of TOFA and Tongda is considered to be a VIE of which the Company is the primary beneficiary. The Company absorbs a majority of the economic risks and rewards of the VIEs that are consolidated in the financial statements.

Revenue Recognition

The Company generate revenue primarily from manufacturing and trading of copper coated aluminum wire, equipment and its related products and leasing of copper coated aluminum wire technology.

Leasing sales represents the revenue from leasing of several exclusive production technologies, which are internally developed by research and development department of the Tongda, to an independent third party. The production technology related to the technical know-how in the production process and has not been registered as patent according to the relevant laws and regulations in the PRC.

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers and the rental income of certain production technology to an independent party. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and the customer takes ownership and assumes risk of loss or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectability is reasonably assured.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company generally extends unsecured credit up to three months to its customers in the ordinary course of business and mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements' assessment of known requirements, aging of receivables, payment history, the customer's current credit worthiness, and the economic environment. When a specific accounts receivable balance is deemed uncollectible, a charge is taken to statement of operation and comprehensive income. Recoveries of balances previously written off are reflected as income in the statement of operations and comprehensive income.

Inventories

Inventories consisting of raw material, work-in-progress and finished goods of copper coated aluminum wire and related products which are stated at the lower of cost or net realizable value. Finished goods are comprised of direct materials, direct labor and a portion of overhead. Inventory costs are calculated using a weighted average method of accounting. Allowances are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made as of December 31, 2010, 2009 and 2008.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment. Maintenance, repairs and minor renewals are expensed as incurred; major renewals and improvements that extend the lives or increase the capacity of plant assets are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the reporting period of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets after taking into account their respective estimated residual value. The estimated useful life of the assets is as follows:

Years
Buildings	10 – 20
Plant equipment	5 – 10
Office equipment	3 – 5
Motor vehicles	3 – 4

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for the research and development staff and material costs for research and development. The Company incurred $171,621 and $132,180 for the years ended December 31, 2010 and 2009, respectively.  The Company did not incur any research and development costs for the year ended December 31, 2008.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Foreign Currency Transaction

The Company maintain its books and accounting records in RMB, which is determined as the functional currency. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (“PBOC”) prevailing at the date of the transactions. Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Gain and losses resulting from foreign currency transactions are included in operations.

The financial statements of the Company are translated into USD, which is the reporting currency. Assets and liabilities of the Company are translated at the prevailing exchange rate at each reporting period end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income and expense accounts are translated at the average rate of exchange during the reporting period. Translation adjustments resulting from translation of these financial statements are reflected as other comprehensive income in the statements of operations and accumulated other comprehensive income in the statements of changes in shareholders' equity. The translation rates are as follows:

	December 31,
	2010	2009
Period-end RMB:USD Exchange Rate	6.6000	6.8259
Average RMB:USD Exchange Rate	6.7137	6.8242

Recently Adopted Accounting Pronouncements

We describe below recent pronouncements that have had or may have a significant effect on our financial statements. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our financial condition, results of operations, or disclosures.

In May 2009, the FASB issued guidance within ASC Topic 855-10 (formerly SFAS 165, “Subsequent Events”) relating to subsequent events. This guidance establishes principles and requirements for subsequent events. This guidance defines the period after the balance sheet date during which events or transactions that may occur would be required to be disclosed in the Company’ financial statements. Public entities are required to evaluate subsequent events through the date that financial statements are issued. This guidance also provides guidelines in evaluating whether or nor events or transactions occurring after the balance sheet date should be recognized in the financial statements. This guidance requires disclosure of the date through which subsequent events have been evaluated. This Statement is effective for interim and annual periods ending after June 15, 2009. The Company has adopted this standard as of December 31, 2009. The adoption of this standard did not have a material impact on the Company’ financial statements.

In July 2009, the Company adopted changes issued by the FASB to the authoritative hierarchy of US GAAP. These changes establish the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by the nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates (“ASUs”). ASUs will not be authoritative in their own right as they will only serve to update the Codification. Theses changes and the Codification itself do not change US GAAP. Other that the manner in which new accounting guidance is referenced, the adoption of theses changes had no impact on the Company’ consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Overview

We believe that there are currently approximately 20 manufacturers that are of sufficient size, with production capacity, technological know-how and R&D capability to effectively compete in China’s composite bimetallic materials production market and less than five, including TOFA, are considered major players who have the ability to produce the kind of composite bimetallic products that are in great demand and could yield higher margin like the electricity and power cables on a larger scale, without the need to compete on price alone.  Further, we believe that Tongda is unique in China, being the sole producer of intelligent composite bimetal materials manufacturing equipment in the country.

The composite bimetallic materials market is expected to grow at a very fast pace as new buildings and other infrastructure will have to be constructed very year with the continuous urbanization in China. Although there are no official statistics indicating how large this segment of the market is, management believes, based on its experience and internal market research, this may be worth billions of dollars in the coming ten to fifteen years. For example, in Liaoning Province, the Provincial Electricity Bureau is inviting tenders for the supply of power cables that could be worth US$3 billion every year and, although not all of the cables used will be made of composite bimetallic products, there is tremendous potential for growth in this area. In terms of total output, China produced about 5,000 tons of CCA and CCS wire in 2001, as compared to total production of 25,000 tons of CCA and CCS wire in 2006 and 40,000 tons in 2007.

We believe that our patented technology, both in the development of innovative manufacturing equipment and in the manufacturing process itself, knowledge of the markets and growing brand recognition, coupled with the expansion of business opportunities within China and internationally, as businesses look to contain cost while growing will positively impact our bottom line going forward.

Factors that may influence our operating results, both positively and negatively, include raw material prices, product and price competition, economic conditions, foreign currency exchange rates, changes in technology, fluctuations in customer demand, variations in the mix of our products, production capacity and utilization, working capital sufficiency, availability of credit and general market liquidity, patent and intellectual property issues and regulatory developments.

  Year Ended December 31, 2010 compared to the Year Ended December 31, 2009

The following table presents the consolidated results of operations of the Company for the year ended December 31, 2010 as compared to the results of operations for the year ended December 31, 2009.

	For the Year Ended December 31
	2010	2009

Revenue	$39,630,752	$24,026,130
Cost of Sales	(24,387,544)	(17,034,864)
Gross Profit	15,243,208	6,991,266
Selling and Distribution Expenses	(1,308,767)	(504,007)
Administrative and Other Expenses	(1,890,801)	(772,456)

Operating Income	12,043,640	5,714,803

Net Income	10,822,120	4,648,105

Total Comprehensive Income	$11,409,895	$4,643,768

Revenue

We recorded revenue of $39.6 million for the year ended December 31, 2010, as compared to $24.0 million for the year ended December 31, 2009. Of the total revenue recorded for the year ended December 31, 2010, 82.4% came from the sales of composite bimetallic wire products by TOFA while 17.6% came from the sales of production equipment to third parties and consultancy services by Tongda.  The increase was primarily due to the introduction of new products, namely CCA electric wires and power cables and intelligent bimetal composite materials production equipment.  TOFA introduced its new CCA electric wires and power cables mid-2010.  This, together with the increase in revenue from the existing composite bimetallic wire products, led to a $9.3million increase in TOFA’s revenue for the year ended December 31, 2010.  Tongda launched its intelligent composite bimetal material production equipment using clad welding technology in the fourth quarter of 2009. Such production lines contributed revenue of approximately $7.0 million to our year ended December 31, 2010 results.

The price for TOFA’s composite bimetallic wire products is generally calculated by adding processing fees and a margin to the basic cost of raw materials (copper, aluminum and steel).  As a result lower raw material costs result in lower prices for these products. During 2010, the average purchase price paid for copper was $8.6/kg, an increase of 43.6% when compared to $5.66/kg in 2009. Similarly, the average purchase price for aluminum increased to $2.33/kg in 2010, which was 23.9% more than that of $1.88/kg in 2009. Therefore, the unit selling price for TOFA’s composite bimetallic wire products was also increased in 2010.  It is important to note that the total tonnage of composite bimetallic wire products TOFA sold in 2010 was 5,870 tons as compared to 5,620 tons sold in 2009. Tongda introduced its intelligent bimetal materials production equipment to the market in the fourth quarter of 2009.  Sales of these intelligent production lines to third party customers generated revenue of $7.0 million, approximately 17.6% of our overall revenue in 2010.

In terms of geographic distribution, in 2010 86.4% of our revenue came from the domestic market while 13.6% came from international customers.  For the same period in 2009, 86.3% of our revenue was generated by the domestic market and 13.7% came from the international market.

Cost of Sales

The costs of sales increased $7.4 million, or 43.5%, to $24.4 million for 2010 from $17.0 million for 2009. The increase was primarily due to the significant increase in TOFA’s overall sales of composite bimetallic wire products, coupled with the introduction of Tongda’s intelligent production lines during the fourth quarter of 2009, offset in part by TOFA’s optimization of the proportion of copper and aluminum used in its CCA wire production, thereby reducing its cost of raw materials.  During 2009, our CCA products had a copper to aluminum ratio of 25% to 75%.  This ratio was changed to 23/77 by the end of 2010. As copper is the more expensive metal of the two, a 10% decrease in the amount of copper used per unit yields a significant saving on raw material costs. Using December 31, 2010 prices as an illustration, when copper was $10.5/kg and aluminum $2.45/kg, the material costs for a 25% copper/75% aluminum CCA product would be $4.46/kg; whereas a 23% copper/77% aluminum CCA product would be $4.30/kg. The savings on raw material costs would be $0.16/kg.

Gross Profit

Gross profit increased to $15.2 million for 2010 when compared to $7.0 million for 2009, an increase of about $8.2 million, or 117%, year to year. Our gross profit margin increased to 38% for 2010 from 29.1% for 2009. The following significant developments contributed to the growth in our gross profits and gross profit margin for the year over year periods:

•
Continuous improvement in our technological strength enabled us to optimize the proportion of raw materials we used in producing composite bimetal materials, lowering our production costs. In 2010, we were able to produce CCA wire with a copper content of 23% and aluminum of 77%, compared to a 25/75 ratio in 2009, without adverse impacting the quality and characteristics of the final product. As copper is the more expensive metal of the two, the lower percentage of copper per unit can save on overall raw material costs and result in a higher gross margin.

•
Beginning in late 2008, we started replacing the semi automatic bimetal materials production lines used by TOFA with fully automatic intelligent production equipment manufactured by Tongda. The replacement was basically completed in early 2010.  This change increased TOFA’s overall production efficiency and lowered raw material waste by about 3%, which contributed, in part, to a higher gross margin.

•
During the middle of 2010, TOFA introduced new CCA electric wires and power cables to the market. This new product has a gross profit margin of 48%, which is higher than TOFA’s existing then-existing product lines.

•
Because of its near monopoly position in China, Tongda was able to sell its intelligent bimetal materials production equipment at prices yielding gross margins of 45% or above. Also, as a result of its extensive research and development, Tongda has developed significant technical skills relating to the manufacture of its products, increasing efficiency and saving on production costs as it began to sell its products to third parties.

Selling and Distribution Expenses

Selling and distribution expenses of $1.3 million was recorded for 2010, up $0.8 million, or 60%, as compared to selling and distribution expenses of $0.5 million recorded for 2009. The increase was primarily due to the costs incurred relating to TOFA’s sales of raw materials during 2010. Other factors contributing to the increase included promotional and marketing expenses associated with the launch of new products by TOFA and Tongda, especially in the second half of 2010.

Administrative and Other Expenses

Administrative and other expenses was $1.9 million for 2010 when compared to $0.8 million for 2009. The increase reflected the increased scale of our operations and research and development efforts, as well as upward adjustments in salaries and benefits of employees in accordance with the PRC Labor Law and an increase in the general price level in China which impacted utilities, telecommunications and general office expenses.

Operating Income

Operating income of $12.9 million was reported for 2010, an increase of $7.2 million, or 126%, over $5.7 million in 2009.  The increase is directly related to higher sales, increased gross profit margin and the introduction of new products by TOFA and Tongda.

Net Income

We had net income of $10.8 million for 2010, up $6.2 million, or 135%, from the $4.6 million posted for 2009. The increase in net profit was primarily due to an increase in our revenues, leading to an increase in gross profit margin.  Year over year our net profit margin also increased from 19.3% to 27.3%.

Total Comprehensive Income

Total comprehensive income for 2010 was $11.4 million, an increase of $6.8 million, or 148%, over $4.6 million recorded in 2009.  Total comprehensive income was impacted by foreign currency translation adjustments of $0.6 million.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2010, we had cash on hand of approximately $3.6 million, other current assets of $23.7 million, and current liabilities of $13.2 million. Working capital was $23.2 million and the ratio of current assets to current liabilities was 2.07 to 1 as of December 31, 2010.

The following is a summary of cash provided by or used in each of the indicated type of activities during the year ended December 31, 2010 and 2009, respectively:

	As of December 31,
	2010	2009
Cash provided by (used in):
Operating Activities	$5,157,421	$1,221,320
Investing Activities	(7,791,216)	(473,831)
Financing Activities	5,436,449	(174,209)

Net cash provided by operating activities was $5.2 million for the year ended December 31, 2010, as compared to net cash provided by operating activities of $1.2 million for 2009. The increase was mainly due to the increase in net income and accounts payable, which was partly offset by the increase in accounts receivables and inventory.

Net cash used in investing activities was $7.8 million in 2010, as compared to net cash used in investing activities of $0.5 million in 2009. The increase was mainly due to the purchase of property, plant and equipment, purchase of intangible asset and increase in construction in progress.

Net cash provided by financing activities was $5.4 million in 2010, as compared to net cash used in financing activities of $0.2 million in 2009. The increase was mainly due to the decrease of amounts due from owners and from related companies, and also from the increase in bank loans and capital contribution.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

INDEPENDENT PUBLIC ACCOUNTING FIRM

The Company’s independent public accounting firm is UHY Vocation HK CPA Limited (“UHY Vocation”) and is located at 3/F., Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong.  UHY Vocation has been the Company’s accountant since the closing of the share exchange on March 15, 2011.  Representatives of UHY Vocation will not be attending or be available for questions at the general meeting of shareholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE OWNERS AND BOARD OF DIRECTORS OF
VICTOR SCORE LIMITED AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of Victor Score Limited and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations and other comprehensive income, changes in owners’ equity and cash flows for the years ended December 31, 2010 and 2009. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor are we engaged to perform, and audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated balance sheets of Victor Score Limited and Subsidiaries as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

UHY VOCATION HK CPA LIMITED
Certified Public Accountants

Hong Kong, The People’s Republic of China

March 31, 2011

VICTOR SCORE LIMITED

CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	December 31, 2010	December 31, 2009
		(A)

Assets

Current assets
Cash	$3,650,370	$772,977
Accounts receivable	11,825,238	6,261,664
Inventories	5,580,175	3,188,132
Due from owners	12,420	2,357,968
Prepaid expenses and other current assets	5,521,916	3,506,321
Due from a related company	775,456	2,649,914
Tax receivable	-	39,780

Total current assets	27,365,575	18,776,756

Property, plant and equipment, net	3,123,858	1,162,827
Construction in progress	1,368,351	151,060
Land use right, net	287,873	284,395
Intangible asset	4,248,422	-

Total assets	$36,394,079	$20,375,038

Liabilities and owners' equity

Current liabilities
Bank loans	$7,945,543	$6,812,040
Accounts payable	3,706,251	938,088
Accrued liabilities and other payables	20,454	-
Advances from unrelated parties	196,111	979,187
Income tax payable	1,316,676	365,141
Due to a related company	-	87,900
Due to owners	-	165,093

Total liabilities	13,185,035	9,347,449

Owners' equity
Share capital	50,000	50,000
Additional paid-in capital	3,034,380	2,262,820
Retained earnings	19,127,131	8,305,011
Accumulated other comprehensive income	997,533	409,758

Total owners' equity	23,209,044	11,027,589

Total liabilities and owners' equity	$36,394,079	$20,375,038

(A)	Represents the combined operations of Dalian TOFA New Material Development Co., Limited and Dalian Tongda Equipment Technology Development Co., Limited prior to restructure in 2010. (See note 1)

See notes to consolidated financial statements.

VICTOR SCORE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(IN US DOLLARS)

	For the Years Ended December 31,
	2010	2009
		(A)

Revenue
- Product sales to third parties	$35,973,392	$19,512,465
- Product sales to related parties	1,423,123	3,780,978
- Leasing sales	2,234,237	732,687

Total revenue	39,630,752	24,026,130

Costs of sales
- Product sales to third parties	(23,411,057)	(14,274,834)
- Product sales to related parties	(976,487)	(2,760,030)

Total cost of sales	(24,387,544)	(17,034,864)

Gross profit	15,243,208	6,991,266

Operating expenses:

Selling and distribution expenses	(1,308,767)	(504,007)

Administrative and other expenses	(1,890,801)	(772,456)

Total operating expenses	(3,199,568)	(1,276,463)

Operating income	12,043,640	5,714,803

Other income	958,053	124,843

Interest expense	(381,564)	(497,721)

Income before income taxes	12,620,129	5,341,925

Income tax expenses	(1,798,009)	(693,820)

Net income	10,822,120	4,648,105

Other comprehensive income:
- Foreign currency translation adjustments	587,775	(4,337)

Total comprehensive income	$11,409,895	$4,643,768

(A)	Represents the combined operations of Dalian TOFA New Material Development Co., Limited and Dalian Tongda Equipment Technology Development Co., Limited prior to restructure in 2010. (See note 1)

See notes to consolidated financial statements.

VICTOR SCORE LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(IN US DOLLARS)

	Registered capital	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total
Balance as of January 1, 2009	$50,000	$2,262,820	$3,656,906	$414,095	$6,383,821

Net income	-	-	4,648,105	-	4,648,105
Foreign currency translation loss	-	-	-	(4,337)	(4,337)

Balance as of December 31, 2009	$50,000	$2,262,820	$8,305,011	$409,758	$11,027,589

Cash contribution of capital	-	771,560	-	-	771,560
Net income	-	-	10,822,120	-	10,822,120
Foreign currency translation gain	-	-	-	587,775	587,775

Balance as of December 31, 2010	$50,000	$3,034,380	$19,127,131	$997,533	$23,209,044

See notes to consolidated financial statements.

VICTOR SCORE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)

	For the
	Years Ended December 31,
	2010	2009
		(A)
Cash flows from operating activities:

Net income	$10,822,120	$4,648,105

Adjustments to reconcile net income to net
cash provided by/(used in) operating activities:
Depreciation	197,769	190,968
Amortization of land use right	6,151	6,051
Amortization of intangible assets	336,687	-
Loss on disposal of property, plant and equipment	-	1,716

Changes in assets and liabilities:
Accounts receivable	(5,258,662)	(2,377,132)
Inventories	(2,244,260)	2,467,535
Prepaid expenses and other current assets	(1,573,028)	(2,368,823)
Tax receivable	40,184	(33,694)
Accounts payable	2,689,719	(1,739,339)
Accrued liabilities and the payables	(978,765)	(383,731)
Advanced from unrelated parties	196,111	979,187
Income tax payable	923,395	(169,523)

Net cash provided by/(used in)
operating activities	5,157,421	1,221,320

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,086,463)	(473,831)
Purchase of intangible assets	(4,513,160)	-
Cash paid for construction in progress	(1,191,593)	-

Net cash used in investing activities	(7,791,216)	(473,831)

Cash flows from financing activities:
Advances from related companies	1,396,239	1,073
Advances from/(to) owners	2,373,129	2,001,698
Proceeds from bank loans	885,098	12,923,361
Repayment of bank loans	-	(15,100,341)
Capital contribution	781,983	-

Net cash provided by/(used in) financing activities	5,436,449	(174,209)

Net (decrease)/increase in cash	2,802,654	573,280

Effect of foreign exchange rate changes	74,739	(242)

Cash, beginning of period/year	772,977	199,939
Cash, end of year	$3,650,370	$772,977

Supplemental disclosures of cash flow information:

Cash paid during the year for:

Interest paid	$381,564	$497,721

Income tax paid	$1,419,055	$863,567

(A)	Represents the combined operations of Dalian TOFA New Material Development Co., Limited and Dalian Tongda Equipment Technology Development Co., Limited prior to restructure in 2010. (See note 1)

See notes to consolidated financial statements.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

1.       Organization and principal activities

Victor Score Limited (the “Company”) was incorporated in British Virgin Islands on May 13, 2010 and is controlled by Mr. ZHENG, Chuantao as of December 31, 2010.

The Company holds the 100% equity interests in Apex Wealth Holdings Limited (“AWHL”), a limited liability company incorporated in Hong Kong, China on February 12, 2010 and holds the 100% equity interests in Dalian Xinding New Material Technology Consultancy Inc. (“XNMT”) , a Wholly Foreign Owned Enterprise approved in the People’s Republic of China on August 18, 2010 with the registered capital of RMB5,000,000 (US$732,504).

Pursuant to a group reorganization completed on October 12, 2010, Dalian TOFA New Material Development Co., Limited (“TOFA”) and Dalian Tongda Equipment Technology Development Co., Limited, (“TETD”) signed a series of contractual agreements with XNMT, a wholly owned subsidiary of the Company.

Under the contractual agreements, XNMT is the primary beneficiary of the Variable Interest Entities (“VIE”) of TOFA and TETD as defined under FASB ASC 810-10.

•	TOFA, a company incorporated under the laws of PRC on November 12, 1997.

•	TETD, a company incorporated under the laws of PRC on January 28, 2008.

The consolidated structure is detailed as follows:-
Mr. ZHENG Chuantao     Mr. WANG Yukai

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

1.	Organization and principal activities (……/Cont'd)

The Company will conduct substantially all of its business in the PRC through TOFA and TETD as a result of the restructure in 2010. TOFA and TETD will be controlled by the Company. The Company is owned by Mr. ZHENG Chuantao (99%) and Mr. WANG Yukai (1%), and as a result of contractual arrangements, the assets, liabilities, revenue, expenditure, operating results and cash flows of TOFA and TETD are included in the consolidated financial statements of the Company. Mr. ZHENG Chuantao and Mr. WANG Yukai are also the legal representatives, chief executive officers and general managers of the TOFA and TETD.

The contractual arrangements between the Company, TOFA and TETD have an initial term of 10 years. The parties may mutually seek to extend these agreements upon the expiry of the current term. The Company is not aware of any legal impediments that may affect the renewal of these agreements under current PRC laws. In order for the Company to continue to derive the economic benefits from its interest in the operation of TOFA and TETD, it must renew these contractual agreements.

As of December 31, 2010, the details of the registered and paid-up capital for the TOFA and TETD and the lists of owners are as follows

	TOFA		TETD
Name of owners	Shares held	% holding	Shares held	% holding

Mr. FEI Li Zhi	-	-	546,000	8%
Mr. JIN Wei	-	-	539,000	8%
Mr. LI Zong Li	2,355,000	16%	-	-
Mr. LIU Pi Jia	1,290,000	9%	-	-
Mr. WANG Di	-	-	2,345,000	34%
Mr. WANG Yukai	-	-	3,570,000	51%
Mr. ZHENG Chuantao	11,355,000	76%	-	-
Total	15,000,000	100%	7,000,000	100%

The principal activities of TOFA and TETD are as follows:

TOFA is principally engaged in the manufacturing and trading of copper coated aluminium wire and its related products.

TETD is principally engaged in the manufacturing of wiring equipment and leasing copper coated aluminium wire technology.

Both companies are situated at Dalian, Liaoning Province, PRC.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies

(a)	Basis of Presentation

These consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). All significant inter-company transactions and balances within the Group are eliminated upon consolidation.

The functional currency of the Company is the Renminbi ("RMB"). Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date whereas income and expenses are translated at the average rate of exchange prevailing during the reporting period. The related rate exchange adjustments are reflected in "Accumulated other comprehensive income" in the owners' equity section of the balance sheets.

As disclosed in Note 1 above, the Company was established on May 13, 2010. Existing shareholders of TOFA and TETD received an equivalent number of shares of the Company on October 12, 2010. Through contractual arrangements between the XNMT, TOFA and TETD, the economic interests in TOFA and TETD were transferred to the Company’s wholly owned subsidiary, XNMT.

Since XNMT, TOFA and TETD are under common control, the financial statements of the Company have been presented on a combined basis for all periods presented. Accordingly, financial information related to periods prior to the receipt of shares and the contractual arrangements are those of TOFA and TETD.

(b)	Consolidation of Variable Interest Entities

VIEs are entities that lack one or more voting interest entity characteristics. The Company consolidates VIEs in which it is the primary beneficiary of its economic gains or losses. The FASB has issued ASC 810-10, Consolidation of Variable Interest Entities. ASC 810-10 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FASB ASC 810-10). FASB ASC 810-10 clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling (“minority”) interests and results of activities of a variable interest entity in its consolidated financial statements.

In accordance with FASB ASC 810-10, the Company has evaluated its economic relationships with TOFA and TETD and has determined that it is required to consolidate these two entities pursuant to the rules of FASB 810-10. Therefore TOFA and TETD are considered to be a VIE, as defined by FASB ASC 810-10, of which the Company is the primary beneficiary. The Company, as mentioned above, absorbs a majority of the economic risks and rewards of all of these VIEs that are being consolidated in the accompanying financial statements.

(c)	Subsequent events

The Company discloses as subsequent events that all events that occur after the balance sheet through March 31, 2011.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(d)	Revenue recognition

The Company generate revenue primarily from manufacturing and trading of copper coated aluminium wire, equipment and its related products and leasing of copper coated aluminium wire technology.

Leasing sales represents the revenue from leasing of several exclusive production technologies, which are internally developed by research and development department of the TETD, to an independent third party. The production technology related to the technical know-how in the production process and has not been registered as patent according to the relevant laws and regulations in the People’s Republic of China.

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers and the rental income of certain production technology to an independent party. Revenue is recognized when all of the following criteria are met:

i)	Persuasive evidence of an arrangement exists,

ii)	Delivery has occurred and the customer takes ownership and assumes risk of loss or services have been rendered,

iii)	The seller’s price to the buyer is fixed or determinable, and

iv)	Collectability is reasonably assured.

(e)	Cash

Cash consist of cash on hand and in banks. The Company consider all highly investments with original maturities of three months or less to be cash. Substantially all of the cash deposits of the Group are held with financial institutions located in the PRC. Management believes these financial institutions are of high credit quality.

(f)	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company generally extend unsecured credit up to three months to its customers in the ordinary course of business. The Company mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements' assessment of known requirements, aging of receivables, payment history, the customer's current credit worthiness, and the economic environment. When a specific accounts receivable balance is deemed uncollectible, a charge is taken to statement of operation and comprehensive income. Recoveries of balances previously written off are reflected as income in the statement of operations and comprehensive income.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(g)	Inventories

Inventories consisting of raw material, work-in-progress and finished goods of copper coated aluminium wire and related products which are stated at the lower of cost or net realizable value. Finished goods comprised of direct materials, direct labour and a portion of overheads. Inventory costs are calculated using a weighted average method of accounting.

Allowances are recorded for obsolete, slow-moving and damaged inventory and are deducted from the related inventory balances. No provision was made as of December 31, 2010 and 2009.

(h)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment. Maintenance, repairs and minor renewals are expensed as incurred; major renewals and improvements that extend the lives or increase the capacity of plant assets are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the reporting period of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets after taking into account their respective estimated residual value. The estimated useful life of the assets is as follows:

Years
Buildings	10 – 20
Plant equipment	5 – 10
Office equipment	3 – 5
Motor vehicles	3 – 4

(i)	Land use right

Land use rights represent the prepayments for the use of the parcels of land in the PRC where the Company’s production facilities are located, and are charged to expense over their respective lease periods of 50 years. According to the laws of the PRC, the government owns all of the land in the PRC. Company or individuals are authorized to use the land only through land use rights granted by the PRC government for a certain period (usually 50 years).

(j)	Intangible assets

Intangible assets acquired separately and with finite useful lives are carried at costs less accumulated amortization and any accumulated impairment losses. Amortization for intangible assets with finite useful lives is provided on a straight-line basis over their estimated useful lives. Alternatively, intangible assets with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses.

Gains or losses arising from derecognition of the intangible asset is measured at the difference between the net disposal proceeds and the carrying amount of the assets and are recognized in the statement of comprehensive income when the asset is disposed.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(k)	Construction in progress

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any.

No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and are available for intended use. When the assets are placed in service, the costs are transferred to property, plant and equipment and depreciated in accordance with the accounting policy of the Company.

(l)	Research and development costs

Research and development costs are charged to expense as incurred. Research and development costs mainly consist of remuneration for the research and development staff and material costs for research and development. The Company incurred $171,621 and $132,180 for years ended December 31, 2010 and 2009, respectively.

(m)	Impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

No impairment was recognized as of December 31, 2010 and 2009.

(n)	Comprehensive income

The Company has adopted ASC 220, "Comprehensive Income" . This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments.

(o)	Income taxes

The Company accounts for income taxes under ASC 740 "Income Taxes" . Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(o)	Income taxes (……/Cont'd)

During 2009, the Company adopted ASC 740-10 "Income Taxes" , which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. As of December 31, 2010 and 2009, there were no amounts that had been accrued with respect of uncertain tax positions.

A reconciliation of the differences between the statutory tax rate and the effective tax rate for Enterprises Income Tax (“EIT”) is as follows:

	December 31, 2010	December 31, 2009
EIT statutory rates
- TOFA	15%	15%
- TETD	25%	25%

EIT effective rates
- TOFA	15%	15%
- TETD	10%	0%

The tax effects of temporary differences of the Company as of December 31, 2010 and 2009 are immaterial.

(p)	Value added tax

The Company’s VIEs TOFA and TETD are registered as the "General Taxpayer" with the relevant PRC tax authorities which means that they are subject to VAT at 17% on sales of goods.

(q)	Fair value measurements

In April 2009, the FASB issued ASC 820-10-65-4 (formerly FSP No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This standard emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. This standard provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. This standard is effective for interim and annual reporting periods ending after September 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material effect on the consolidated financial statements.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(q)	Fair value measurements (……/Cont'd)

In August 2009, the FASB issued Accounting Standards Update “ASU” 2009-5 “Measuring Liabilities at Fair Value”. This ASU provides amendments to ASC 820-10 “Fair Value Measurements and Disclosures” to address concerns regarding the determination of the fair value of liabilities. Because liabilities are often not “traded”, due to restrictions placed on their transferability, there is typically a very limited amount of trades (if any) from which to draw market participant data. As such, many entities have had to determine the fair value of a liability through the use of a hypothetical transaction. This ASU clarifies the valuation techniques that must be used when the liability subject to the fair value determination is not traded as an asset in an active market. The management does not expect the adoption of this ASU to have a material effect on the consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update “ASU 2010-06” “Fair Value Measurements and Disclosures”. The new guidance clarifies two existing disclosure requirements and requires two disclosures as follows: (1) a “gross" presentation of activities (purchases, sales, and settlements) within the Level 3 roll forward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of Level 3 roll forward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods thereafter. The Group adopted the amended fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 roll forward information, which the Group is not required to adopt until January 1, 2011.

(r)	Employee benefits

i)
Salaries, wages, annual bonuses, paid annual leave and staff welfare are accrued in the year in which the associated services are rendered by employees of the Company. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.

ii)
Contributions to appropriate local defined contribution retirement schemes pursuant to the relevant labor rules and regulations in the PRC are recognized as an expense in the statement of operations as incurred.

(s)	Retirement benefits

Contributions to defined contribution plans are charged to cost of sales and general and administrative expenses in the statements of operation as and when the related employee service is provided.

(t)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(u)	Foreign currency transaction

The Company maintain its books and accounting records in PRC currency "Renminbi" ("RMB"), which is determined as the functional currency. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (“PBOC”) prevailing at the date of the transactions. Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Gain and losses resulting from foreign currency transactions are included in operations.

The financial statements of the Company are translated into the reporting currency, the United States Dollar (“USD”). Assets and liabilities of the Company are translated at the prevailing exchange rate at each reporting period end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income and expense accounts are translated at the average rate of exchange during the reporting period. Translation adjustments resulting from translation of these financial statements are reflected as other comprehensive income in the statements of operations and accumulated other comprehensive income in the statements of changes in shareholders' equity. The translation rates are as follows:

	December 31,
	2010	2009
Year end RMB : USD exchange rate	6.6000	6.8259
Average RMB : USD exchange rate	6.7137	6.8242
Year end HKD : USD exchange rate	7.7810	7.7536
Average HKD : USD exchange rate	7.7692	7.7520

(v)	Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingency based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claim, no contingent liability has been recorded for the years ended December 31, 2010 and 2009.

(w)	Concentrations of credit risk

The Company sells its products primarily to domestic and overseas customers. Credit is extended based on an evaluation of the customer's financial condition. At December 31, 2010 and 2009, the Company has no significant concentration of credit risk as sales deposits were received in advance from certain customers prior to the delivery of products to customers of the Company.

The Company maintains its cash with high-quality institutions. Deposits held with banks in PRC may not be insured or exceed the amount of insurance provided on such deposits.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(x)	Economic and political risk

The major operations of the Company are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC's economy may influence the business, financial condition, and results of operations of the Company.

The major operations of the Company in the PRC are subject to special considerations and significant risks not typically associated with Company in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment.

The results of the Company may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(y)	Recently issued accounting standards

We describe below recent pronouncements that have had or may have a significant effect on our financial statements. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our financial condition, results of operations, or disclosures.

In May 2009, the FASB issued guidance within Topic 855-10 (formerly SFAS 165, “Subsequent Events”) relating to subsequent events. This guidance establishes principles and requirements for subsequent events. This guidance defines the period after the balance sheet date during which events or transactions that may occur would be required to be disclosed in the Company’s financial statements. Public entities are required to evaluate subsequent events through the date that financial statements are issued. This guidance also provides guidelines in evaluating whether or nor events or transactions occurring after the balance sheet date should be recognized in the financial statements. This guidance requires disclosure of the date through which subsequent events have been evaluated. This Statement is effective for interim and annual periods ending after June 15, 2009. The Company has adopted this standard as of December 31, 2009. The adoption of this standard does not have a material impact on the Company’s financial statements.

In July 2009, the Company adopted changes issued buy the FASB to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by the nongovernmental entities in the preparation of financial statements in conformity with GAAP.

The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates (“ASUs”). ASUs will not be authoritative in their own right as they will only serve to update the Codification. Theses changes and the Codification itself do not change GAAP. Other that the manner in which new accounting guidance is referenced, the adoption of theses changes had no impact on the Company’s consolidated financial statements.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

2.	Summary of significant accounting policies (……/Cont'd)

(y)	Recently issued accounting standards (……/Cont’d)

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 will not have a material impact on our consolidated financial statement disclosures.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	Accounts receivable

Accounts receivable consist of the following:

	December 31,
	2010	2009
Accounts receivable, trade	$11,825,238	$6,261,664
Less: allowance for doubtful debts	-	-
	$11,825,238	$6,261,664

4.	Inventories

Inventories are stated at the lower of cost (determined using the weighted average cost) or market value and are composed of the following:

	December 31,
	2010	2009
Raw materials	$822,027	$662,519
Work-in-progress	2,560,813	1,153,993
Finished goods	2,197,335	1,371,620
	$5,580,175	$3,188,132

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

5.	Due from owners

		December 31,
Name	Nature	2010	2009

Mr. LIU Pi Jia	Cash advances	-	413,718
Mr. SONG Yu-chun	Cash advances	1,515	1,051,130
Mr. WANG Yukai	Cash advances	10,905	-
Mr. ZHENG Chuantao	Cash advances	-	893,120

		$12,420	$2,357,968

The amounts due from owners are interest free and unsecured. In the opinion of the directors, the amounts are receivable within the twelve months of the balance sheet date and repayable on demand.

6.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31,
Nature	2010	2009
Trade deposits	$3,878,788	$1,391,758
Prepaid staff welfare	215,553	832,974
Other short term advances to third parties	1,424,242	1,186,657
Sundry and utility deposits	3,333	94,932
	$5,521,916	$3,506,321

The other short term advances to third parties are interest free and unsecured. In the opinion of the directors, the amounts are receivable within the twelve months of the balance sheet date and repayable on demand.

7.	Due from a related company

		December 31,
Nature	Nature	2010	2009
Shenzhen Tofa Complex Metal
Material Co., Ltd.	Sales of goods	$775,456	$2,649,914

The above company was controlled by ZHENG Chuantao, the director of TOFA.

The amount due is interest free and unsecured. In the opinion of the directors, the amount is receivable within the twelve months of the balance sheet date and repayable on demand.

During the years ended December 31, 2010 and 2009, the Company sold goods to Shenzhen Tofa Complex Metal Material Co., Ltd. amounted to $1,423,123 and $3,275,463 respectively.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

8.	Property, plant and equipment, net

Property, plant and equipment, net, consists of the following at:

	December 31,
	2010	2009
Land and buildings	$918,846	$888,439
Plant equipment	3,693,032	1,803,296
Office equipment	163,150	138,294
Motor vehicles	484,513	203,284
	$5,259,541	$3,033,313

Less: Accumulated depreciation	2,135,683	1,870,486

Net	$3,123,858	$1,162,827

Depreciation expense for the years ended December 31, 2010 and 2009 amounted to $197,769 and $190,968, respectively.

The land and buildings, plant and office equipment are pledged as collateral to Shanghai Pudong Development Bank for the bank loans granted to the Company.
9.	Construction in progress

A summary of construction in progress is as follows:

	December 31,
	2010	2009
Balance beginning	$151,060	$151,135
Additions	1,191,593	-
Effect of foreign exchange rate changes	25,698	(75)
Balance ending	$1,368,351	$151,060

The additional capital commitment for construction in progress contracted for but not provided in the consolidated financial statements as at December 31, 2010 was $1,666,667.

	Balance at December 31, 2010	Estimated cost to complete as of December 31, 2010	Estimated time to complete
Plant and production facilities	$1,368,351	$1,666,667	4th quarter of 2011

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

10.	Land use right

Land use right represents prepaid lease payments to the local government in the PRC for the use of land where the Company’s production facilities are located. Land use rights have a 50-year life from January 1, 2007 to December 31, 2056.

The land use right is pledged as collateral to Shanghai Pudong Development Bank for the bank loans granted to the Company.

As of December 31, 2010, the expected amortization expense of the land use right for each of the next five years and thereafter is as follows:

Year ending December 31,	2010
2011	$6,257
2012	6,257
2013	6,257
2014	6,257
2015	6,257
Thereafter	256,588
$287,873

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

11.	Intangible asset

Intangible asset represents the following:

	December 31,
	2010	2009
Production technology
Cost	$4,590,909	$-
Less: Accumulated amorization	(342,487)	-
Net	$4,248,422	$-

As of December 31, 2010, the expected amortization expense of the intangible asset for each of the next five years and thereafter is as follows:

Year ending December 31,	2010
2011	$342,487
2012	342,487
2013	342,487
2014	342,487
2015	342,487
Thereafter	2,535,987
$4,248,422

During the year ended December 31, 2010, TOFA and TETD acquired intangible assets consisting of several exclusive production technologies from several independent third parties for cash consideration of totalling $4,590,909 (RMB30,300,000).

Intangible asset is stated at cost less accumulated amortization. Amortization is calculated using the straight-line method to write-off the cost of the intangible asset over its estimated economic life of ten years.

The Company has reviewed the recoverable amount of the production technology based on value-in-use calculations by discounting future cash flows and no impairment was required as of December 31, 2010.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

12.	Bank loans

Bank loans consist of the following:

	December 31,
	2010	2009
Short-term bank loans	$7,945,543	$6,812,040

The bank loans, are secured by the land and buildings, other plant and equipment and directors’ personal guarantee. The loans bear interest ranging from 6.37% to 8.59% per annum. The proceeds of the loans were used to finance the acquisition of property, plant and equipment and working capital of the Company.

The details of the short term bank loans outstanding as of December 31, 2010 are as follows:

Name of bank	Outstanding loan amount	Annualized interest rate	Nature of loans	Term of loans	Collateral
China Citic Bank	US$1,515,152 (RMB10,000,000)	6.37%	Term loan	From April 6, 2010 to April 5, 2011	Directors' personal guarantee
Shanghai Pudong Development Bank	US$3,212,727 (RMB21,204,000)	Benchmark interest of the People's Bank of China	Revolving loan	Applicable from September 1, 2009 to September 1, 2010	Land use right, other plant and equipment
Shenzhen Development Bank	US$2,272,727 (RMB15,000,000)	Benchmark interest of the People's Bank of China plus 10%	Revolving loan	Applicable from November 9, 2010 to May 23, 2011	Directors' personal guarantee
Shenzhen Development Bank	US$944,937 (RMB6,236,586)	Benchmark interest of the People's Bank of China plus 10%	Export loans	Applicable from December 18, 2009 to December 18, 2010	Directors' personal guarantee

The details of the short term bank loans outstanding as of December 31, 2009 are as follows:

Name of bank	Outstanding loan amount	Annualized interest rate	Nature of loans	Term of loans	Collateral
China Citic Bank	US$2,197,512 (RMB15,000,000)	6.37%	Term loan	From April 17, 2009 to April 16, 2010	Directors' personal guarantee
Shanghai Pudong Development Bank	US$2,014,680 (RMB13,752,000)	Benchmark interest of the People's Bank of China	Revolving loan	Applicable from September 1, 2009 to September 1, 2010	Land use right, other plant and equipment
Shenzhen Development Bank	US$2,197,512 (RMB15,000,000)	Benchmark interest of the People's Bank of China plus 10%	Revolving loan	Applicable from December 18, 2009 to December 18, 2010	Directors' personal guarantee
Shenzhen Development Bank	US$402,336 (RMB2,746,302)	Benchmark interest of the People's Bank of China plus 10%	Export loans	Applicable from December 18, 2009 to December 18, 2010	Directors' personal guarantee

Interest expenses for the years ended December 31, 2010 and 2009 amounted to $381,564 and $497,721, respectively.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

13.	Accrued liabilities and other payables

Accrued liabilities and other payables consist of the following:

	December 31,
	2010	2009
Accrued staff welfare and other payables	$20,454	$-
	$20,454	$0

Other payables consist of amounts owed by the Group to various unrelated entities that are incurred in the normal course of business operations. These liabilities do not carry any interest rate and will be repaid within 12 months.

14.	Due to a related company

		December 31,
Name	Nature	2010	2009
Shanghai Higher Metal Material
Co., Ltd.	Purchase of goods	$-	$87,900

Shanghai Higher Metal Material Co., Limited was also controlled by ZHENG Chuantao, commencing from 2009.

The amount due is interest free and unsecured. In the opinion of the directors, the amount is repayable within the twelve months of the balance sheet date and repayable on demand.

There are no related party transactions with this entity for the years ended December 31, 2010 and 2009.

15.	Due to owners

		December 31,
Name	Nature	2010	2009
Mr. LI Zong Li	Cash advances	$-	$153,256
Mr. WANG Yukai	Cash advances	-	11,837
		$-	$165,093

The cash advances from owners are interest free, unsecured and are repayable on demand.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

16.	Other income

Other income consists of the following:

	December 31,
	2010	2009
Sales of raw materials	$926,426	$-
Sundry income	31,627	124,843
	$958,053	$124,843

17.	Registered capital / Additional paid-in capital

The authorized and registered share capital of the Company consists of 50,000 ordinary shares valued at USD50,000.

The details of the registered capital of the TOFA and TETD as of December 31, 2010 and 2009 are as follows:

	Registered
	Capital	Additional paid-in capital
	The
	Company	TOFA	TETD	Total

Balance as of January 1, 2009
and December 31, 2009	$50,000	$2,056,316	$256,504	$2,362,820

Cash contribution of capital	-	-	771,560	771,560

Balance as of December 31, 2010	$50,000	$2,056,316	$1,028,064	$3,134,380

Dalian TOFA New Material Development Co., Limited

TOFA is a limited liability company established on November 12, 1997 with the registered and paid up capital of RMB15,000,000 which is equivalent to USD2,056,316.

There was no change in registered and issued capital during the years ended December 31, 2010 and 2009.

Dalian Tongda Equipment Technology Development Co., Limited

TETD is a limited liability company established on January 28, 2008 with the registered and issued capital of RMB1,750,000 which is equivalent to USD256,504.

On May 27, 2010, the registered capital was increased by RMB5,250,000 and cash of RMB5,250,000 (equivalent to USD771,560) was contributed into TETD.

As of December 31, 2010, the registered and paid up capital of the Company was RMB7,000,000 which is equivalent to USD1,028,064.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

17.	Registered capital / Additional paid-in capital (……/Cont’d)

The issued share capital of the Company is USD50,000. Pursuant to the reorganization agreement, the amount of USD3,034,380 being the difference of the total registered capital of TOFA and TETD and the issued capital of the Company was included in the additional paid in capital.

The registered capital of TOFA and TETD are included in the additional paid-in capital of the Company for the years ended December 31, 2010 and 2009.

18.	Income tax expense

The Company is incorporated in the British Virgin Islands, the laws of which do not require the Company to pay any income taxes or other taxes based on income, business activity or assets.  The Company has subsidiaries domiciled and operating in other countries and those entities file separate tax returns in the respective jurisdictions in which they are domiciled or operate.

The Company’s consolidated subsidiary AWHL is domiciled in Hong Kong, China would be subject to statutory profit tax in that jurisdiction of 16.5% if it incurred revenue and profits there.

The Company’s consolidated subsidiary XNMT is domiciled in PRC would be subject to statutory profit tax in that jurisdiction of 25% if it incurred revenue and profits there.

The Company’s VIEs TOFA and TETD are domiciled in China and are subject to PRC enterprise income tax of 15% and 25%, respectively, on the net income for the years ended December 31, 2010 and 2009.

	For the
	Years Ended December 31,
	2010	2009

Current tax:
PRC income tax	$1,798,009	$693,820

The income tax expenses for the years ended December 31, 2010 and 2009 can be reconciled to the income before income taxes in the statement of operations and other comprehensive income as follows:

	For the
	Years ended December 31,
	2010	2009

Income before income taxes	$12,620,129	$5,341,925

Notional tax on income before PRC income
taxes at 25%	$3,155,032	$1,335,481
Tax effect on income not subject to taxation	(643,992)	(183,172)
Tax concession	(713,031)	(455,939)
Tax effect on temporary differences not
recognized	-	(2,550)

Income tax expenses	$1,798,009	$693,820

On December 15, 2008, TOFA was registered as the High and New Technology Enterprise. According to the PRC Law on Enterprise Income Tax promulgated on March 16, 2007, TOFA is entitled to a concessionary rate of income tax at 15% over 3 years, beginning on January 1, 2008. Accordingly, TOFA is subject to an income tax rate of 15% in 2010 and 2009.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

19.	Concentrations of risks

Substantially all of the Company’s operations are conducted in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

20.	Related party transactions

The Company had entered into the following significant related party transactions with the following related Company during years ended December 31, 2010 and 2009:

	December 31,
	2010	2009
Sales of finished goods:
Shenzhen Tofa Complex Metal Material Co., Ltd.	$1,423,123	$3,275,463
Dalian TToff Metal Material Co., Ltd.	-	505,515

Purchase of raw materials:
Shenzhen Tofa Complex Metal Material Co., Ltd.	2,250,520	-
Dalian TToff Metal Material Co., Ltd.	219,223	-

Rental received:
Dalian Tongfa Electric Wire & Cable Co., Ltd.	2,681	-

21.	Subsequent events

On January 28, 2011, Mr. ZHENG Chuantao, the controlling owner of the Company previously held 99% of the equity shares (i.e. 49,500 shares) and transferred 30,046 shares of US$ 1 each to 35 shareholders including Mr. WANG Yu Kai and Mr. LIU Pi Jia who are the owners and management of TOFA and LI, Zong Li which is the owner and management of TETD.

In March 2011, Summit Growth Corporation. (“SGC”), a company incorporated in Cayman Island, entered into a Share Exchange Agreement with the Company and its shareholders (the “Shareholders”). Pursuant to the terms of the Exchange Agreement, the Shareholders agreed to transfer all of the issued and outstanding shares of common stock in the Company to SGC in exchange for SGC issuing an aggregate of 53,754,300 shares of its common stock to the Shareholders, thereby causing the Company and its wholly-owned subsidiaries, AWHL, Dalian Xinding, and the related VIEs, TOFA, TETD to become the operating subsidiaries of SGC.

The Share Exchange will be accounted for as a “reverse merger,” since the shareholders of the Company will own a majority of the outstanding shares of the SGC’s common stock immediately following the Share Exchange. The Company is deemed to be the accounting acquirer in the reverse merger. Accordingly, after the reverse merger, the Company will become a subsidiary of company with TOFA and TETD, the variable interest entities (VIEs) of SGC through a series of contractual agreements made with Dalian Xinding.

VICTOR SCORE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN US DOLLARS)

21.	Subsequent events (……/Cont’d)

As a result of the Share Exchange, SGC is now engaged in the business of manufacturing and trading of copper coated aluminium wire and its related products, and in the business of manufacturing of wiring equipment and leasing copper coated aluminium wire technology in the PRC. SGC will also to exert effective control over TOFA and TETD and will receive 100% of the net profits derived from the business operations of TOFA and TETD.

Upon closing of the Share Exchange Agreement, all former directors and officers of SGC will resign and be replaced by individuals designated by the Company. Mr. ZHENG, Chuantao was appointed as director of SGC. Mr. ZHENG, Chuantao was appointed as Chief Executive Officer and President of SGC. Mr. Anthony Zhang was appointed as Chief Financial Officer and Secretary of SGC.